Exhibit 10.1
Confidential

ASSET PURCHASE AGREEMENT
AMONG
HERAEUS VADNAIS, INC.,
HERAEUS MATERIALS CARIBE, INC.,
AND
HERAEUS MATERIALS S.A.,
as Buyers,
AND
SYNOVIS INTERVENTIONAL SOLUTIONS, INC.
SYNOVIS CARIBE, INC.
AND
SYNOVIS LIFE TECHNOLOGIES, INC.,
as Seller Parties
Dated as of January 8, 2008

1.	DEFINITIONS		1

2.	BASIC TRANSACTION		10

	(a)	Purchase and Sale of Assets	10
	(b)	Assumption of Liabilities	12
	(c)	Purchase Price	12
	(d)	Adjustments to Purchase Price	12
	(e)	Adjustments to Closing Payments	12
	(f)	Payment Procedure	13
	(g)	The Closing	13
	(h)	Allocation of Purchase Price	14
	(i)	Sale and Transfer Taxes	14
	(j)	Escrow Agent	14
	(k)	Employee Benefit Plans	14
	(l)	Assets Not Assignable	15
	(m)	Ongoing or Transition Services	16

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS		16

	(a)	Organization, Qualification, and Corporate Power	16
	(b)	Noncontravention; Consents	16
	(c)	Customers and Suppliers	17
	(d)	Subsidiaries	17
	(e)	Assets	17
	(f)	Inventory	18
	(g)	Financial Statements	18
	(h)	Events Subsequent to June 30, 2007	18
	(i)	Absence of Undisclosed Liabilities	20
	(j)	Legal Compliance	20
	(k)	Litigation	20
	(l)	Licenses, Permits and Medical Device Regulations	21
	(m)	Tax Matters	22
	(n)	Real Property	22
	(o)	Intellectual Property	25
	(p)	Contracts	28
	(q)	Notes and Accounts Receivable	29
	(r)	Accounts and Notes Payable	29
	(s)	Insurance	29
	(t)	Product Warranty	29
	(u)	Employment Matters	30
	(v)	Employees	30
	(w)	Employee Benefit Matters	33
	(x)	Environmental Matters	34
	(y)	Related Party Transactions	36
	(z)	Brokers’ Fees	36
	(aa)	Disclosure	36

-i-

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYERS		36

	(a)	Organization, Qualification, and Corporate Power	36
	(b)	Authorization	36
	(c)	Noncontravention	37
	(d)	Availability of Funds	37
	(e)	Litigation	37
	(f)	Brokers’ Fees	37

5.	PRE-CLOSING COVENANTS		37

	(a)	Conduct of Business	37
	(b)	Additional Covenants	39
	(c)	Notification of Certain Matters	40
	(d)	Risk of Loss	40
	(e)	Efforts to Consummate	41

6.	POST CLOSING COVENANTS		41

	(a)	General	41
	(b)	Litigation Support	41
	(c)	Transition	42
	(d)	Confidentiality	42
	(e)	Covenants Not to Compete	42
	(f)	Non-Solicitation	43
	(g)	Sharing of Data	43
	(h)	Employment Matters	44
	(i)	Tax Assistance	45
	(j)	Redirection of Email, Website and Documents	45
	(k)	Migration of Information Technology Systems	45
	(l)	Preparation of Preliminary Final Financials	45

7.	OBLIGATIONS AT CLOSING		46

	(a)	Conditions Precedent to Obligations of Buyers	46
	(b)	Conditions Precedent to Obligations of Seller Parties	48
	(c)	Conditions Precedent to Obligations of All Parties	49

8.	REMEDIES FOR BREACH OF THIS AGREEMENT		49

	(a)	Survival of Representations and Warranties	49
	(b)	Indemnification Provisions for Benefit of the Buyers	50
	(c)	Indemnification Provisions for the benefit of the Sellers	51
	(d)	Matters Involving Third Parties	52
	(e)	Determination of Adverse Consequences	53
	(f)	Adjustment to Purchase Price	53
	(g)	Limitations on Indemnification	53
	(h)	Sole Remedy	54
	(i)	No Duplication	54

-ii-

9.	TERMINATION		54

	(a)	Termination	54
	(b)	Procedure for and Effect of Termination	55

10.	MISCELLANEOUS		55

	(a)	Fees and Expenses	55
	(b)	Press Releases and Public Announcements	55
	(c)	No Third-Party Beneficiaries	56
	(d)	Entire Agreement	56
	(e)	Succession and Assignment	56
	(f)	Counterparts	56
	(g)	Headings	56
	(h)	Notices	56
	(i)	Governing Law	57
	(j)	Amendments and Waivers	57
	(k)	Severability	57
	(l)	Construction	57
	(m)	Disclosure Schedule; Representations	58
	(n)	Incorporation of Exhibits and Schedules	58
	(o)	Specific Performance	58
	(p)	Submission to Jurisdiction	58
	(q)	Waiver of Jury Trial	59
	(r)	Non-Recourse	59

11.	PROVISIONS RELATING TO THE SELLER PARTIES AND THE BUYERS		59

-iii-

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is entered into as of January 8, 2008 (the “Effective Date”), by and among Heraeus Vadnais, Inc., a Minnesota corporation (“Heraeus Vadnais”), Heraeus Materials Caribe, Inc., a Puerto Rico corporation (“Heraeus Materials Caribe”), Heraeus Materials S.A. (“Heraeus Materials” and together with Heraeus Vadnais and Heraeus Materials Caribe, the “Buyers”), Synovis Interventional Solutions, Inc., a Minnesota corporation (“Synovis Interventional”), Synovis Caribe, Inc., a Puerto Rico corporation (“Synovis Caribe” and together with Synovis Interventional, each a “Seller” and collectively, the “Sellers”), and Synovis Life Technologies, Inc., a Minnesota corporation (“Synovis Life” and together with the Sellers, the “Seller Parties”). The Buyers and the Sellers may each be referred to hereinafter as a “Party” or collectively as the “Parties”.
     This Agreement contemplates a transaction more fully set forth below in which (a) the Buyers desire (i) to purchase for cash substantially all of the Seller Parties’ assets relating to the Sellers’ “interventional business”, which offers contract services to develop, prototype, manufacture and assemble certain micro-components and micro-component products (the “Interventional Products”), including, but not limited to, coils, helices, stylets, guidewires and complex micro-wires, polymer and machined components for the medical device industry, as set forth on Schedule 3(t) attached hereto (the “Business”), and (ii) to assume only certain liabilities of Sellers specified below, and (b) the Sellers desire (i) to sell and transfer such assets and liabilities to Buyers and (ii) to retain all other liabilities of Sellers not specifically assumed by the Buyers, all upon terms and conditions set forth in this Agreement. The transactions contemplated by this Agreement are referred to hereinafter as the “Asset Purchase.”
     The Parties intend that the Asset Purchase as it relates to Synovis Caribe shall qualify for bulk sale exemption under Puerto Rican Internal Revenue Code Section 2301(ww).
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.
     “Accounts Receivable” has the meaning set forth in Section 2(a)(xi).
     “Acquired Assets” has the meaning set forth in Section 2(a).
     “Adulterated or Misbranded” has the meaning set forth in Section 3(l)(ii).
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Approval” means any action, approval, authorization, consent, certification, filing, notice, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any Person not a party to this Agreement.
     “Asset Purchase” has the meaning set forth in the preface above.
     “Assigned Insurance Policies” has the meaning set forth in Section 2(a)(xii).
     “Assumed Contracts” has the meaning set forth in Section 2(a)(vii).
     “Assumed Liabilities” means (a) the Liabilities of the Sellers set forth on Exhibit B hereto; and (b) all obligations and Liabilities, in addition to those listed on Exhibit B, with respect to the Business or Acquired Assets arising, to be paid or otherwise performed after the Closing under the Assumed Contracts and other agreements, contracts, licenses, leases and rights which are among the Acquired Assets. For the avoidance of doubt, Buyers shall not assume any obligation or liability of Sellers relating to claims arising out of actions (or inaction) or other events occurring on or prior to the Closing.
     “Balance Sheet and Statement of Income” has the meaning set forth in Section 3(g).
     “Basket Amount” has the meaning set forth in Section 8(g).
     “Benefit Arrangement” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan; (ii) is entered into, maintained, administered or contributed to, as the case may be, by Sellers or any of their Affiliates or ERISA Affiliates or (iii) covers any current or former employee, director, or independent contractor of the Business who is employed by or performs services for the Sellers in the United States or Puerto Rico.
     “Books and Records” has the meaning set forth in Section 2(a)(viii).
     “Business” has the meaning set forth in the preface above.
     “Buyer Representative” has the meaning set forth in Section 11(c).
     “Buyers” has the meaning set forth in the preface above.
     “Cap” has the meaning set forth in Section 8(g).

     “Casualty Event” has the meaning set forth in Section 5(d)(i).
     “CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et. seq.), as amended, and all rules regulations, and final orders issued thereunder.
     “cGMP” has the meaning set forth in Section 3(l)(ii).
     “Claims” has the meaning set forth in Section 2(a)(ix).
     “Closing” has the meaning set forth in Section 2(g).
     “Closing Date” has the meaning set forth in Section 2(g).
     “Closing Payment” has the meaning set forth in Section 2(f)(i).
     “COBRA” means the Consolidated Omnibus Budget and Reconciliation Act of 1985.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competitive Business” has the meaning set forth in Section 6(e)(ii).
     “Condemnation” has the meaning set forth in Section 5(d)(ii).
     “Condemnation Proceeds” has the meaning set forth in Section 5(d)(ii).
     “Continuing Employees” means Employees who accept offers of employment with Buyers pursuant to Section 6(h).
     “Customer List” has the meaning set forth in Section 3(c)(i).
     “Customer Requirements” has the meaning set forth in Section 3(l)(iii).
     “Disclosure Schedule” has the meaning set forth in Section 3.
     “Effective Date” has the meaning set forth in the preface above.
     “Employee Benefit Plan” means the Benefit Arrangements and the Employee Plans.
     “Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Sellers or any of their Affiliates or ERISA Affiliates or (iii) covers any current or former employee, director, or independent contractor of the Business who is employed by or performs services for the Sellers in the United States or Puerto Rico.
     “Employees” has the meaning set forth in Section 3(u).
     “Encumbrance” means any claim, charge, lease, covenant, easement, levy, encumbrance, security interest, lien, option, mortgage, pledge, assessment against, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.
     “Environmental Laws” shall mean any environmental or health and safety law, regulation, rule, ordinance, or by-law at the federal, state, county, or municipal level, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et. seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101 et. seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et. seq., the Federal Clean Water Act, as amended, 33 U.S.C. §§ 1251 et. seq., the Federal Clean Air Act, as amended, 42 U.S.C. §§ 7401 et. seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et. seq., and their state counterparts, and any requirements pertaining to environmental matters or Hazardous Substances that are set forth in a permit, approval, or order issued by, or an agreement with, a governmental agency or an order or decision issued by a court.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” of an entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Escrow Agent” means The Bank of New York.
     “Escrow Agreement” has the meaning set forth in Section 2(j).
     “Escrow Amount” has the meaning set forth in Section 2(c)(iii).
     “Excluded Assets” means all assets, properties, interests and rights of Sellers other than the Acquired Assets including, without limitation, the following, which Sellers shall not convey, assign, transfer or deliver to the Buyers, and the Buyers shall not acquire from Sellers (and the Acquired Assets shall not include): (i) the property listed on Exhibit A-2, including, without limitation, all cash, cash equivalents and short-term investments; (ii) Sellers’ tax returns and supporting documentation related thereto, corporate franchise, record books, record books containing minutes of meetings of directors, managers, shareholders and members or records of meetings or actions of partners, as applicable, and such other records as have to do exclusively with the Sellers’ organization, stock capitalization or equity participation in Sellers or their Affiliates (collectively, the “Seller Records”); provided, however, that Sellers shall provide the Buyers with access during normal business hours to any of the foregoing records and record books after Closing to the extent they relate directly to any of the Acquired Assets; (iii) Sellers’ rights under this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Sellers in connection with the transactions contemplated in this Agreement to which it is or will be a party; (iv) all Employee Benefit Plans; (v) the Excluded Marks; and (vi) all employee medical records and other personnel records that Sellers are required by law to retain in its possession (provided, that Sellers will provide Buyers with a copy of such records for Continuing Employees unless expressly prohibited by law).

     “Excluded Marks” means the mark Synovis, any associated logos and all common law and statutory rights, including trademark or service mark registrations or domain names containing “Synovis” and applications for registration in the preceding.
     “FDA” has the meaning set forth in Section 3(l)(ii).
     “FDCA” has the meaning set forth in Section 3(l)(ii).
     “Financial Statements” has the meaning set forth in Section 3(g).
     “Final Calculation of Working Capital Change” has the meaning set forth in Exhibit A-7.
     “Final Statement of Net Assets” has the meaning set forth in Exhibit A-7.
     “Forecasted Revenue for 2008” means Sellers’ budgeted revenue as provided in the Sellers’ 2008 Forecast as previously provided to Buyers.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time and at the time in question.
     “Governmental Authority” means any government, court, regulatory or administrative agency, legislative body, board, bureau, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, including any intermediary, carrier, instrumentality or agency thereof.
     “Hazardous Substances” shall mean any pollutant, contaminant, toxic substance, hazardous substance, hazardous constituent, hazardous material, or hazardous waste, or any oil, petroleum, or petroleum product or derivative, as defined in or pursuant to any Environmental Law, the generation, handling, storage, release, transportation, or disposal of which is prohibited, limited, or regulated under any Environmental Law.
     “Indemnified Party” has the meaning set forth in Section 8(d)(iii).
     “Indemnifying Party” has the meaning set forth in Section 8(d)(iii).
     “Intellectual Property” means the following intellectual property that is used exclusively in connection with the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, patent disclosures and invention disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (exclusive of any Excluded Marks), (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how (including work instructions and product specifications), formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
     “Intellectual Property Rights” means, the following intellectual property rights that are used exclusively in the Business: any and all rights existing now or in the future under patent law (including patents or patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part to the extent that the subject matter of the claims in the continuation-in-part which was previously in the listed patent applications, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon), copyright law (including both common law and statutory rights, including copyright registrations and applications for registration thereof), neighboring rights law, industrial design rights law, semiconductor chip and mask work protection law, moral rights law, database protection law, trade secret law, trademark law (including both common law and statutory rights, including trademark or service mark registrations and applications for registration thereof but excluding any rights in Excluded Marks), unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions, and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions.
     “Interventional Product” has the meaning set forth in the Recitals.
     “Interventional Statement of Net Assets” has the meaning set forth in Exhibit A-7.
     “Inventory” has the meaning set forth in Section 2(a)(iv).
     “Key Employees” has the meaning set forth in Section 5(a).
     “Knowledge” or “knowledge” of a particular fact or other matter of any Person that is not an individual, means (i) with respect to Sellers, the actual knowledge of Richard Kramp, Brett Reynolds (Messrs. Kramp and Reynolds are referred to together as “Sellers’ Senior Management”), Steve Blakemore and Mark Otero and (ii) with respect to Buyers means, the actual knowledge of Roland Gerner and Mark Kempf (“Buyers’ Senior Management”), as well as the constructive knowledge of any facts or events which Sellers’ Senior Management or Buyers’ Senior Management could reasonably have discovered or otherwise become aware of in the course of conducting an inquiry of the employees of such Person and its subsidiaries who, in the course of performing the duties of such employment may reasonably be expected to have actual awareness of such fact or other matter.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Licenses and Permits” has the meaning set forth in Section 3(l)(i).
     “Leased Real Property” has the meaning set forth in Section 2(a)(iii).

     “Material Contract” has the meaning set forth in Section 3(p).
     “Medical Device” has the meaning set forth in Section 3(l)(ii).
     “Migration Period” has the meaning set forth in Section 6(k).
     “Minnesota Phase I Report” means the Phase I Environmental Site Assessments and Limited Compliance Reviews entitled “Phase I Environmental Site Assessment and Limited Compliance Review (400 Apollo Drive, Lino Lakes, Minnesota)” and “Phase I Environmental Site Assessment and Limited Compliance Review (471 and 475 Apollo Drive, Lino Lakes, Minnesota)” dated July 2007, prepared by Environmental Resources Management.
     “Non-Compete Parties” has the meaning set forth in Section 6(e)(i).
     “Option” has the meaning set forth in Section 3(n)(ii)(3).
     “Other Current Assets” has the meaning set forth in Section 2(a)(xvi).
     “Owned Real Property” has the meaning set forth in Section 2(a)(iii).
     “Party” has the meaning set forth in the preface above.
     “Payoff Letters” has the meaning set forth in Section 7(a)(v).
     “Permits” has the meaning set forth in Section 2(a)(vi).
     “Permitted Encumbrances” means (A) Encumbrances for taxes not yet due and payable, (B) statutory liens of lessors, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and which are not, individually or in the aggregate, material to the Business, (C) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations (none of which are individually or in the aggregate material to the Business), and (D) easements, covenants, or similar matters of record affecting title which do not materially impair the occupancy or use of the Acquired Assets for the purpose for which it is currently used in connection with the Business.
     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Personal Property” has the meaning set forth in Section 2(a)(i).
     “Phase I Reports” means the Minnesota Phase I Report and the Puerto Rico Phase I Report.
     “Preliminary Final Financials” has the meaning set forth in Section 6(l).
     “PRIDCO Lease” has the meaning set forth in Section 2(l)(iii).

     “Publicly Available Software” has the meaning set forth in Section 3(o)(vi).
     “Puerto Rico Employees” means those Puerto Rico employees of each of the Sellers who are primarily employed in connection with the Business and set forth on Exhibit F hereto.
     “Puerto Rico Phase I Report” means the Phase I Environmental Site Assessment and Limited Compliance Review entitled “Phase I Environmental Site Assessment and Limited Compliance Review (415 Road 693, Dorado, Puerto Rico)” dated August 2007, prepared by Environmental Resources Management.
     “Puerto Rico Code” means the Puerto Rico Internal Revenue Code of 1994, as amended.
     “Puerto Rico Tax Grant” has the meaning set forth in Section 2(a)(xix).
     “Purchase Price” has the meaning set forth in Section 2(c)(i).
     “QSR” has the meaning set forth in Section 3(l)(ii).
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Real Property Lease” has the meaning set forth in Section 3(n)(ii)(3).
     “Restricted Interests” has the meaning set forth in Section 2(l)(i).
     “Retained Liabilities” means all Liabilities of Sellers other than the Assumed Liabilities, including, without limitation, (i) Liabilities arising from the Sellers’ ownership, use or operation of the Acquired Assets, the sale, licensing or other disposition of its products, or the operation of the Business, prior to the Closing, (ii) any Liability of Sellers for Taxes arising prior to the Closing, (iii) any product warranty, Liability or similar claims relating to products delivered on or prior to Closing, and (iv) any obligation or liability of Sellers relating to claims arising out of actions (or inaction) or other events occurring on or prior to the Closing.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Seller Representative” has the meaning set forth in Section 11(a).
     “Seller Material Adverse Effect” means a material adverse effect on the business, assets, properties, prospects of the Business, results of operations or financial condition of the Business including, without limitation, a product recall, that, individually or in the aggregate, results in, or could reasonably be expected to result in a twenty percent (20%) or more reduction to Forecasted Revenue for 2008; provided, that any adverse change, effect, event, occurrence or state of facts (a) relating to, caused by or resulting from the United States economy or the industries in which the Business operates in general (in each case, provided that the Business is not disproportionately affected thereby), (b) arising from or relating to direct engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world, (c) arising from or relating to material disruptions to the financial, banking or securities markets, (d) as a result of changes in GAAP or (e) as a result of or related to actions taken by the Seller Parties with Buyers’ written consent or in compliance with the requirements of this Agreement or the announcement of the transactions contemplated by this Agreement shall not constitute a Seller Material Adverse Effect.
     “Sellers” has the meaning set forth in the preface above.
     “September 2007 Working Capital” means the aggregate of (i) $5,536,295 for Synovis Interventional, plus (ii) $1,275,341 for Synovis Caribe, as compiled in the calculation on Schedule I of Exhibit A-7.
     “Statement of Net Assets” has the meaning set forth in Exhibit A-7.
     “Subsidiary” means any Person of which the securities having ordinary voting power to elect a majority of its board of directors (or managing or general partners or other persons having similar functions), or other ownership interests (including partnership and membership interests) ordinarily constituting a majority interest in the capital, profits or cash flow of such Person, are at the time, directly or indirectly, owned or controlled by the Sellers and/or by one or more other Subsidiaries of the Sellers.
     “Surveys” has the meaning set forth in Section 7(a)(xii)
     “Synovis Caribe Statement of Net Assets” has the meaning set forth in Exhibit A-7.
     “Synovis Product” has the meaning set forth in Section 2(a)(xiii).
     “Tax” means any United States federal, state, Commonwealth of Puerto Rico, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Returns” means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, and the term “Tax Return” means any one of the foregoing Tax Returns.
     “Third Party Claim” has the meaning set forth in Section 8(d)(i).
     “Title Company” has the meaning set forth in Section 7(a)(xi).
     “Trade Accounts Payable” has the meaning set forth on Exhibit B hereto.

     “United States Employees” means those United States employees of each of the Sellers who are primarily employed in connection with the Business and set forth on Exhibit F hereto.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
     “Working Capital” means net Accounts Receivable, Other Current Assets and Inventory, minus Trade Accounts Payable to be consistently calculated and compiled in accordance with Schedule I to Exhibit A-7.
     “Working Capital Change” has the meaning set forth in Exhibit A-7.
     2. Basic Transaction.
          (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyers agree to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyers, all of the Acquired Assets at the Closing for the consideration specified below in Section 2(c). The “Acquired Assets” are all of the rights, titles and interests that the Sellers possess in and to all of the assets owned or used by the Sellers in the operation of the Business (other than the Excluded Assets) free and clear of all Encumbrances, other than Permitted Encumbrances, as the same may exist at Closing, including but not limited to:
               (i) All equipment (including office equipment, manufacturing equipment, transportation equipment and warehouse equipment), machinery, computer hardware and software, rolling stock, supplies, furniture, furnishing, racks, shelves, decorations, fixtures, tools, tooling, improvements and other tangible personal property of Sellers, whether held by Sellers or third parties (collectively, the “Personal Property”), including, without limitation, the items listed on Exhibit A-1 and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures;
               (ii) All leases and rental agreements in respect of equipment and other Personal Property employed by Sellers in the operation of the Business or otherwise, including, without limitation, those leases and agreements listed on Exhibit A-1;
               (iii) All (A) the owned real property listed on Exhibit A-1 (the “Owned Real Property”) and (B) the leases and sub-leases for Real Property listed on Exhibit A-1 (the “Leased Real Property”), including, with respect to (A) and (B), all of Sellers’ right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon;
               (iv) All of Sellers’ inventories of raw materials, work-in-process, finished goods, merchandise and supplies, parts, packaging materials and other similar items, net of reserves, existing at the Closing Date, as listed on Exhibit A-1 (“Inventory”);

               (v) All Intellectual Property (other than the Excluded Marks), including the Intellectual Property owned by Synovis Life related to the Business, as listed on Exhibit A-1;
               (vi) All of Sellers’ licenses, sublicenses, permits, approvals, certifications, endorsements, qualifications, accreditations and authorizations of all applicable federal, state and local governmental entities (collectively, the “Permits”) necessary for the conduct of the Business as of the Closing Date by Sellers, including, without limitation, the Permits listed on Exhibit A-1;
               (vii) All contracts (A) to which Sellers are a party relating to the Acquired Assets and the Business, including those which are listed on Exhibit A-1 (the “Assumed Contracts”), or (B) to which Synovis Life is a party that relate exclusively to the Business, but in all cases excluding such contracts which are Excluded Assets;
               (viii) All records and documentation of Sellers (including all discs, tapes and other media-storage data and information) relating to the Business and its customers, distributors and suppliers including, without limitation, customer, distributor and supplier lists), and all other records relating to the Business (including, without limitation, copies of all historical accounts of Sellers) other than the Seller Records (collectively, the “Books and Records”);
               (ix) Any claim, cause of action or right in action against third parties that has arisen or may arise relating to the Acquired Assets (the “Claims”);
               (x) All of Sellers’ goodwill relating to the Business including, to the extent practicable, Sellers’ goodwill associated with all vendor, distributor, service provider, contractor and customer relationships;
               (xi) All of Sellers’ accounts and notes receivable, negotiable instruments and chattel papers, net of reserves (the “Accounts Receivable”), including those listed on Exhibit A 1;
               (xii) All insurance proceeds paid or payable to Sellers in respect of any damage to or destruction or loss of any Acquired Assets or rights of Sellers described in this Section 2 or reflected on the Disclosure Schedules referred to in this Section 2, including any assets of Sellers that, as far as could reasonably be foreseen, would have been included in the Acquired Assets but for such damage, destruction or loss, and all of Sellers’ rights to such proceeds, to the extent transferable, under the insurance policies listed on Exhibit A-1 (collectively, the “Assigned Insurance Policies”);
               (xiii) All of the products or services, other than the Interventional Products produced under contract service for customers, that the Business distributes, services, markets, sells, manufactures, assembles or otherwise produces (each such product or service shall be referred to herein as a “Synovis Product”) including, without limitation, the products listed on Exhibit A-1, and all raw materials and intermediates utilized in the provision of the foregoing, and all of Sellers’ right to provide, make, use and sell the Synovis Products and derivatives based on the Synovis Products;

               (xiv) All telephone numbers used exclusively in connection with the Business, including those listed on Exhibit A-1;
               (xv) All vehicles owned by Sellers and used in connection with the Business, including those listed on Exhibit A-1;
               (xvi) All prepayments, performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges, including the deposits and advances listed on Exhibit A-1 (collectively, the “Other Current Assets”);
               (xvii) All rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof, including those rebates and credits listed on Exhibit A-1;
               (xviii) All lock boxes, safe deposit boxes and the contents thereof which contain any assets of the Business (excluding any cash, cash equivalents, short-term investments, or any other Excluded Asset contained therein), including the accounts listed on Exhibit A-1; and
               (xix) Puerto Rico Tax Grant issued pursuant to Act 135 of December 2, 1997, as amended, in Case No. 03-135-I-9 (the “Puerto Rico Tax Grant”).
               All references to “Exhibit A-1” in this Section 2(a) refers to such exhibit as updated as of the Closing Date.
          (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyers agree to assume, pay, perform and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any Retained Liability and the Sellers shall be solely and fully liable for all Retained Liabilities.
          (c) Purchase Price. The “Purchase Price” shall consist of $29,500,000 as adjusted pursuant to the provisions of Section 2(d) below. It shall be apportioned among Sellers and Buyers according to Exhibit C(I) and be allocated according to Exhibit C(II).
          (d) Adjustments to Purchase Price. The Buyers shall prepare a Statement of Net Assets as of the Closing Date in accordance with Exhibit A-7. Following the final determination of the Statement of Net Assets in accordance with Exhibit A-7, if Working Capital:
               (i) Is less than the September 2007 Working Capital, then the Purchase Price will be decreased by the difference between these two figures; or
               (ii) Is more than the September 2007 Working Capital, then the Purchase Price will be increased by the difference between these two figures.
          (e) Adjustments to Closing Payments.

               (i) Reimbursement for Unused Vacation Time as of Closing. The Closing Payment shall be reduced by an amount equivalent to the cost of the unused vacation time of the Continuing Employees of Sellers, which shall not exceed (i) five (5) days per employee of Synovis Interventional, and (ii) ten (10) days per employee of Synovis Caribe, the methodology of which calculation is set forth on Exhibit E(i).
               (ii) Prorated Rebates and Credits. The Closing Payment shall be reduced by an amount equivalent to the Sellers’ portion of certain rebates and credits owed to third parties, the methodology of which calculation is set forth on Exhibit E(ii).
          (f) Payment Procedure.
               (i) $26,550,000 of the Purchase Price shall be paid to the Sellers at Closing in cash by wire transfer to an account designated by the Sellers, less the amount, if any, to be paid by Buyers at the Closing in settlement of any outstanding indebtedness of Sellers (other than trade payables) provided for in the Payoff Letters (the “Closing Payment”).
               (ii) $2,950,000 (the “Escrow Amount”) of the Purchase Price (without regard to any adjustments made pursuant to Section 2(d) above) shall be placed in escrow pursuant to the terms of the Escrow Agreement for a period of eighteen (18) months from the Closing Date as a non-exclusive means of providing security toward (A) the rights of the Buyers with respect to an indemnification claim of the Buyers under Section 8, and (B) the rights of the Buyers to any adjustment provided for in Section 2(d) above.
               (iii) If, after the application of any increase or decrease, as the case may be, to the Purchase Price in accordance with Section 2(d) and any reimbursement in accordance with Section 2(e), any additional amount is due from one party to the other, the obligor thereof shall pay such additional amount to the other within ten (10) business days after the agreement or determination of the Final Statement of Net Assets in accordance with Exhibit A-7.
               (iv) Any such payment pursuant to subsection (iii) above shall be made with interest at the rate of 5.5% per annum calculated on the basis of a 360-day year from the Closing Date to the payment.
               (v) All payments required to be made pursuant to Section 2(e)(iii) above shall be made by check or wire transfer by the Buyers to the Sellers or vice versa as the case may be; provided, however, that in the Buyers’ sole discretion, any amounts owed to the Buyers may be deducted from the Escrow Amount and paid to the Buyers via joint written instructions from the Buyer Representative and the Seller Representative to the Escrow Agent.
          (g) The Closing.
               (i) The Buyers and the Sellers agree that the closing of the Asset Purchase (the “Closing”) shall occur at 10:00 a.m. on January 31, 2008; provided, that if the conditions set forth in Section 7(a)(ix) are not met by such date, the Closing shall occur on the last day of the next month in which all of the conditions precedent in Section 7(a)(ix) are met (the “Closing Date”), subject to the satisfaction of all of the conditions precedent set forth herein (or waiver by the party for whom such condition runs).

               (ii) The Closing shall take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota.
               (iii) Deliveries at the Closing.
                      (1) At the Closing, (i) the Sellers will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 7(a) below, and (ii) the Buyers will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below.
                      (2) Buyers shall deliver to Sellers the Closing Payment by wire transfer in immediately available funds pursuant to the wire transfer instructions provided by the Seller Representative to Buyers.
                      (3) Buyers shall deliver the Escrow Amount to the Escrow Agent by wire transfer in immediately available funds pursuant to the wire transfer instructions set forth in the Escrow Agreement.
                      (4) Buyers shall wire transfer such amounts required to satisfy in full the outstanding indebtedness in accordance with the Payoff Letters obtained pursuant to Section 7(a)(v), if any.
          (h) Allocation of Purchase Price. The Buyers and the Sellers shall allocate the Purchase Price, as adjusted pursuant to Section 2(d), among the Acquired Assets as set forth on Exhibit C(II). The Buyers (and the owner of the Buyers for federal income tax purposes) and the Sellers agree to use such allocation in filing their respective Tax Returns and declarations for all federal, state, local and foreign income tax purposes.
          (i) Sale and Transfer Taxes. Sellers shall pay any and all transfer, sales, purchase, recording, registration, use, value added, excise or similar tax imposed under the laws of the United States and/or Puerto Rico, or any state or political subdivision thereof, which arises out of the transfer by the Sellers to the Buyers of any of the Acquired Assets. The Seller Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, registration and other Taxes and fees, and the Buyers shall, at the reasonable request and expense of the Seller Parties, cooperate in the preparation of such Tax Returns and, if required by applicable law, join in the execution of such Tax Returns and other documentation. The Sellers and Buyers shall cooperate to the extent necessary to qualify the Asset Purchase for the bulk sale exemption in the Puerto Rican Internal Revenue Code Section 2301(ww).
          (j) Escrow Agent. All payments made to the Escrow Agent shall be held and distributed in accordance with an agreement substantially in the form of Exhibit D hereto ( the “Escrow Agreement”).
          (k) Employee Benefit Plans. Except as provided in Section 6(h), Buyers shall not assume, honor or accept any Employee Benefit Plan. The Sellers shall be solely liable and responsible for satisfying all obligations (whether arising under federal, state or local law, or pursuant to contract or otherwise) that may arise or that may have arisen on or before the Closing

Date in connection with (i) the employment by Sellers of their respective employees (or the termination thereof), (ii) the engagement of consultants, agents or other non-employee service providers, (iii) the creation, funding or operation of any of the Sellers’ respective Employee Benefit Plans that cover any of the Sellers’ respective employees, consultants, agents or non-employee service providers, or (iv) the transactions described in this Agreement, including but not limited to compliance with the health care continuation requirements under ERISA and the Code for current or former employees of the Sellers (or their eligible dependents). At or prior to Closing, Sellers agree to pay to their employees amounts owing to such employees for (A) the pro-rata portion, if any, of amounts payable under the management by objectives program, the sales commission program and the management incentive plan for the portion of the current fiscal year ending on the Closing Date and (B) accrued and unused vacation time of the Continuing Employees in excess of the amounts provided on Exhibit E, all in accordance with the guidelines set forth on Schedule 2(k) attached hereto.
          (l) Assets Not Assignable.
               (i) To the extent that any interest in any of the Acquired Assets is not capable of being assigned, transferred or conveyed without the consent, waiver or authorization of any Person and that consent, waiver or authorization is not obtained, or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a material breach of any contract that is called for to be set forth on the Disclosure Schedule in response or as an exception to Section 3(p) below, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, then this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (such interests being hereinafter collectively referred to as “Restricted Interests”). Any other interest in an Acquired Asset, which is transferable notwithstanding such Restricted Interest, shall be transferred at Closing from the Sellers to the Buyers as provided in this Section 2(l).
               (ii) In consultation with the Buyers as to the practicalities of proposed actions, the Sellers shall use their commercially reasonable efforts to assist the Buyers in obtaining such consents, waivers and authorizations and to resolve any impracticalities of assignment referred to in Section 2(l)(i) hereof.
               (iii) To the extent that the consents, waivers and authorizations referred to in Section 2(l)(i) hereof are not obtained by the Buyers or the Sellers, or until the impracticalities of transfer referred to therein are resolved, the Sellers shall use commercially reasonable efforts to (A) provide to the Buyers the benefits of any Restricted Interests, (B) cooperate in reasonable and lawful arrangements designed to provide such benefits to the Buyers and (C) enforce, at the request of the Buyers for the account of the Buyers and at the Buyer’s expense, any rights of the Sellers arising from any Restricted Interests (including the right to elect to terminate the Restricted Interest in accordance with the terms thereof upon the request of the Buyers), including, obtaining the authorization from the Office of Industrial Tax Exemption of Puerto Rico for the transfer of the Puerto Rico Tax Grant, and the assignment of the real estate lease by the Puerto Rico Industrial Development Company (“PRIDCO Lease”); provided, that such efforts shall not include any requirement that Seller Parties commence any litigation, offer or grant any accommodation (financial or otherwise) or make any payment to any third party.
          (m) Ongoing or Transition Services. Seller Parties and Buyers agree that, as of the Closing Date, all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services previously provided to the Business by Seller Parties or their Affiliates, including any agreements or understanding with respect to the Business or the Acquired Assets, will terminate with respect to the Business and the Acquired Assets and will not be provided by Seller Parties, except as expressly set forth in Section 6 hereof.
     3. Representations and Warranties of the Sellers. The Sellers represent and warrant to the Buyers that the statements contained in this Section 3 are true and correct as of the Effective Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.
          (a) Organization, Qualification, and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under their respective jurisdictions. Each of the Sellers has full corporate power and authority to conduct business as currently conducted and is in good standing in each jurisdiction set forth on Schedule 3(a), which constitute all jurisdictions in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary. Sellers have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Neither of the Sellers is in violation of any term of its organization documents. Neither of the Sellers is insolvent or has filed for protection under any applicable bankruptcy or insolvency laws.
          (b) Noncontravention; Consents. Neither the execution and the delivery of this Agreement and each of the documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the organizational documents of either of the Sellers, (ii) violate any applicable law, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Business or any Seller Party is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the Sellers is a party or by which either of them are bound or to which any of their assets are subject or (iv) result in the imposition of any Encumbrance (other than Permitted Encumbrances or Encumbrances created by Buyers) upon any of the Acquired Assets. Except as set forth in Schedule 3(b), neither of the Sellers is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency or authority or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

          (c) Customers and Suppliers.
               (i) Customers. Schedule 3(c)(i) sets forth, for the fiscal years ended October 31, 2005, 2006 and 2007, and for the one-month period ending November 30, 2007, the 20 largest customers relating to the Business, including the names and addresses of and revenue attributable to the customers (the “Customer List”). Except as set forth on Schedule 3(c)(i), since June 30, 2007, Sellers have not received any notice and, to Sellers’ Knowledge, none of the 20 largest customers set forth on Schedule 3(c)(i), have ceased, or will cease to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time. The Customer List and the information contained therein has not, at any time been sold, disseminated, or otherwise disclosed to any third party for any reason.
               (ii) Suppliers. Schedule 3(c)(ii) sets forth the names and addresses of all the suppliers from which Sellers ordered raw materials, supplies, merchandise and other goods for the Business having an aggregate purchase price of $5,000 or more during the fiscal year ended October 31, 2007, and for the one-month period ending November 30, 2007, and the amount for which each such supplier invoiced Sellers during such period. Since June 30, 2007, no supplier listed on Schedule 3(c)(ii) has notified Sellers that any such supplier will not sell raw materials, supplies, merchandise and other goods at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to Sellers, subject only to general and customary price increases. Except as set forth on Schedule 3(c)(ii), no raw materials, supplies, merchandise or other goods supplied to Sellers are such that they may not be generally available in the market from more than one source.
          (d) Subsidiaries. With the exception of Synovis Caribe, which is a Subsidiary of Synovis Interventional, the Sellers have no Subsidiaries and do not control, directly or indirectly, and have no direct or indirect interest in, any corporation, partnership, trust, joint venture or other business association.
          (e) Assets.
               (i) Title to Assets. Except with respect to Intellectual Property and Real Property, which are the subjects of Sections 3(n) and 3(o), the Sellers are the sole and exclusive owners of all right, title and interest in and has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances.
               (ii) Condition and Sufficiency of Assets. Except with respect to the Real Property, which is the subject of Section 3(o), and except as set forth on Schedule 3(e)(ii), all of the Acquired Assets have been, at all times since June 30, 2007, maintained in accordance with good business practice, and all such tangible assets and properties are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used, and none of such tangible assets or properties is in need of maintenance or repairs which are estimated to cost in excess of $10,000 individually or $50,000 in the aggregate. Exhibit A-1 shall be updated on the Closing Date. Exhibit A-1, as updated as of the Closing Date, contains a true and correct list of all of the Acquired Assets, including, without limitation, the Personal Property, which shall constitute all assets necessary for the conduct of the Business as of the Closing Date, excluding the Excluded Assets.
          (f) Inventory.
               (i) The Inventory of the Business, which is a part of the Acquired Assets (A) is properly valued at the lower of cost or market value in accordance with GAAP and (B) consists of raw materials, supplies and finished goods, all of which meets the specifications provided by the customer for which it was procured or manufactured and none of which is slow moving, obsolete, damaged, or defective, with the exception of those for which reserves have been provided in the Net Asset Statement. Since June 30, 2007, neither of the Sellers has taken any action to either reduce or increase inventory to levels inconsistent with past practice and outside of the ordinary course of the Business.
               (ii) To the extent that Sellers have entered into an agreement with any customer to provide a fixed purchase price for any of the precious metal material set forth on Schedule 3(f)(ii), Sellers have supply agreements in place with institutional counterparties that enable Sellers to acquire a sufficient amount of such material, at a purchase price not exceeding the selling price of such material, to fulfill such outstanding customer requirement, and to the extent Sellers have committed to purchase more of the materials set forth on Schedule 3(f)(ii) than is required pursuant to existing customer obligations, Sellers have arrangements in place to sell or dispose of such excess material to the customer at the purchase price paid by Sellers for the purchase thereof.
          (g) Financial Statements. Sellers have delivered to Buyers copies of the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheet and statements of income, changes in stockholders’ equity, and cash flows of Synovis Caribe as of and for the fiscal year ended October 31, 2006; (ii) an unaudited balance sheet and unaudited statement of income for Synovis Interventional as of and for the fiscal year ended October 31, 2006; (iii) an unaudited balance sheet and unaudited statement of income for each Seller as of September 30, 2007 for the eleven (11) months then ended (the “Balance Sheet and Statement of Income”); (iv) an unaudited balance sheet and unaudited statement of income for the Sellers on a consolidated basis as of and for the fiscal year ended October 31, 2006; and (v) an unaudited balance sheet and unaudited statement of income for the Sellers on a consolidated basis as of September 30, 2007 for the eleven (11) months then ended. The Financial Statements (including the notes thereto) (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject, in the case of unaudited statements, to year-end adjustments and to the absence of footnotes), (B) present fairly in all material respects the financial condition of the Business of each of the Sellers, as the case may be, as of such dates and the results of operations of the Business of each of the Sellers for such periods and (C) are consistent with the books and records of the Business of each of the Sellers, as the case may be.
          (h) Events Subsequent to June 30, 2007. Since June 30, 2007, the Sellers have operated the Business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since June 30, 2007, except as set forth on Schedule 3(h), each of the Sellers has not:
               (i) sold, leased or otherwise disposed of or agreed to sell, lease or otherwise dispose of, any of its assets, properties, rights or claims of the Business, except for (A)
               sales of inventory in the ordinary course of business and at prices and on terms consistent with past practice, or (B) sales of other assets with values, in the aggregate, equal to or less than $50,000;
               (ii) had any Encumbrance placed upon any of the Acquired Assets, tangible or intangible necessary to the conduct of the Business, except for Permitted Encumbrances;
               (iii) failed to maintain, keep, and preserve all of its tangible properties necessary or useful in the proper conduct of the Business in good working order and condition, ordinary wear and tear excepted;
               (iv) sold, assigned, leased, licensed, transferred or otherwise Encumbered any Intellectual Property or other intangible assets, or disclosed any material proprietary confidential information to any person, except pursuant to the terms of a confidentiality agreement entered into in the ordinary course of business, or abandoned or permitted to lapse any Intellectual Property or other intangible asset;
               (v) entered into, amended or terminated, or agreed to enter into, amend or terminate any Material Contract (as defined below), or failed to comply with its obligations under any Material Contract;
               (vi) failed to comply in all material respects with applicable laws, rules, regulations, and orders material to the Business, such compliance to include, without limitation, paying before the same becomes delinquent all Taxes, assessments, and governmental charges imposed upon it or upon its property (subject to adequate reserves);
               (vii) merged or consolidated with or agreed to merge or consolidate with, purchased or agreed to purchase any assets or capital stock of, or otherwise acquired, in each case, any corporation, partnership, limited liability company or other business organization or division thereof material to the Business;
               (viii) incurred or become subject to, or agreed to incur or become subject to, any debt or Liability, contingent or otherwise, in excess of $25,000 individually or $50,000 in the aggregate, except for trade payables incurred in the ordinary course of business;
               (ix) forgiven or canceled any debts or claims, or waived any rights of the Business, in excess of $25,000 individually or $50,000 in the aggregate;
               (x) made Capital Expenditures either involving, in the aggregate, more than $50,000 or outside the ordinary course of the Business;

               (xi) entered into, amended or terminated or agreed to enter into, amend or terminate any employment, bonus, incentive, equity, tax gross-up, retention, severance or retirement contract, plan or arrangement, or any Employee Benefit Plan, or increased or agreed to increase any salary or other form of compensation or benefits payable or to become payable to any Employee other than salary raises granted in the ordinary course of business;
               (xii) suffered any loss, or any development that, to the Knowledge of the Sellers, is expected to result in a loss of any significant supplier, customer or distributor of the Business (other than in the ordinary course of the Business in connection with specific projects for customers);
               (xiii) secured any obligation or liability to any of its officers, directors, stockholders or employees or made any loans or advances to any of its officers, directors, stockholders or employees except expense allowances payable to officers and employees in the ordinary course of business consistent with past practice or under any Employee Benefit Plan;
               (xiv) made any material change in accounting methods or practices with respect to the Business, except as required by GAAP or applicable law; or
               (xv) taken or omitted to take any action which could reasonably be expected to result in a Seller Material Adverse Effect.
          (i) Absence of Undisclosed Liabilities. As of the Effective Date, the Business does not have any Liabilities except for (i) Liabilities set forth on the Financial Statements, (ii) Liabilities incurred in connection with this transaction, (iii) Retained Liabilities and (iv) Liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2007.
          (j) Legal Compliance. The Business complies in all material respects, and, to the Knowledge of the Sellers, has complied in all material respects with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state and local governments and all agencies thereof). No notice from any governmental body or other Person of any violation of any applicable law has been received by the Sellers with respect to the Business and the Sellers have no Knowledge of any meritorious basis therefor. The Sellers have submitted or filed on behalf of the Business all reports and statements required by all applicable laws in a timely manner and all such reports and statements were true and correct when submitted or filed. Neither of the Sellers is in noncompliance in any material respect with any governmental agreement or other regulatory restriction.
          (k) Litigation. None of the Sellers is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party, or to the Knowledge of the Sellers, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Synovis Life is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating directly to the Business or which seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, or (ii) a party, or to the Knowledge of the Sellers, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating directly to the Business or which seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Schedule 3(k) sets forth a description of all material litigation claims, proceedings or investigations involving the Business or, to the Knowledge of the Sellers, any of its officers, directors or stockholders in connection with the Business occurring, arising or existing during the past five (5) years.
          (l) Licenses, Permits and Medical Device Regulations.
               (i) Schedule 3(l)(i) contains a complete list of each license, permit, certificate, approval, exemption, registration or authorization, including any pending applications therefor, used by the Sellers and material to the conduct of the Business (collectively, the “Licenses and Permits”), which constitute all licenses, permits, certificates, approvals, exemptions, registrations or authorizations necessary for the conduct of the Business as presently conducted. The Business is and, to the Knowledge of Sellers, has been in compliance with all Licenses and Permits. The Licenses and Permits are valid and in full force and effect and there are not pending, nor, to the Knowledge of the Sellers, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The execution of this Agreement and the consummation of the transactions contemplated hereby will not alter or result in the termination or modification of any License or Permit.
               (ii) Sellers represent and warrant that, to the extent Sellers design, manufacture, distribute, promote or sell Synovis Products that subject the Sellers to regulation as a medical device manufacturer by any Governmental Authority (any such product, a “Medical Device”), (A) such Synovis Products have been designed, manufactured, distributed, promoted or sold, as the case may be, by Sellers in compliance with all Governmental Authority requirements, including but not limited to compliance with the U.S. Food and Drug Administration’s (“FDA”) current good manufacturing practices (“cGMP”), and the Quality System Regulation (“QSR”), and other Governmental Authority requirements of similar import, (B) no such Synovis Product was distributed or otherwise offered for sale adulterated or misbranded by Sellers within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et. seq. (“FDCA”), or any other Governmental Authority law of similar import (“Adulterated or Misbranded”), and (C) to the extent held in inventory and in process, no Medical Device is Adulterated or Misbranded. Sellers represent and warrant that, with respect to the Interventional Products sold by Sellers prior to the Closing Date, they are not subject to regulation as a medical device manufacturer by any Governmental Authority.
               (iii) Sellers represent and warrant that, to the extent Sellers design, manufacture, distribute, promote or sell Interventional Products that are not subject to direct regulation as Medical Devices, but which are known to Sellers, or reasonably should be known to Sellers, to be used in the manufacture of Medical Devices as components, accessories or otherwise to be incorporated into Medical Devices, (A) such Interventional Products have been designed, manufactured, distributed, promoted and sold in full, in conformity with all agreed to customer specifications and specified customer manufacturing requirements as set out in Assumed Contracts and documents related thereto, including without limitation specified customer requirements for manufacturing quality systems, including change control procedures and notifications, ISO and similar manufacturing certifications (“Customer Requirements”), (B) Sellers have in place procedures and processes to comply with Customer Requirements; (C) that regular and periodic audits have confirmed Sellers’ conformity to Customer Requirements, and (D) that Sellers have no Knowledge that any Customer Requirements require substantial change in the six month period from the date hereof.
          (m) Tax Matters. Except as set forth in Schedule 3(m):
               (i) Each of the Sellers, as applicable, has timely and properly filed all Tax Returns it was required to file with respect to the Business. All such Tax Returns were true and correct in all material respects. All Taxes owed by either of them shown due on any such Tax Return have been paid. All required Tax estimates, deposits, prepayments and similar reports or payments for current periods with respect to the Business have been properly made. No written claim has been received from an authority in a jurisdiction where either of them do not file Tax Returns with respect to the Business that claims that either of them is or may be subject to taxation by that jurisdiction. There are no Encumbrances on the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
               (ii) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party in connection with the Business.
               (iii) No adjustment of or deficiency for any Tax or claim for additional Taxes has been asserted, assessed or, or to the Knowledge of the Sellers, threatened against either of the Sellers with respect to the Business. There are no audit examinations being conducted or, to the Knowledge of the Sellers, threatened, and there is no deficiency or refund litigation or controversy in progress or, to the Knowledge of the Sellers, threatened, with respect to any Taxes previously paid by either of the Sellers or with respect to any Tax Returns previously filed by or on behalf of any of the Sellers, in each case with respect to the Business.
               (iv) Neither of the Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business.
               (v) The Sellers have complied with all material terms and conditions of the Puerto Rico Tax Grant and the PRIDCO Lease, and that the terms of the Puerto Rico Tax Grant and the PRIDCO Lease are in full force and effect.
          (n) Real Property.
               (i) Owned Real Property. Schedule 3(n)(i) contains a complete list of all Owned Real Property (including the address and a description of such Owned Real Property) and title reports in respect of the property constituting the Owned Real Property true and complete copies of which have been made available to the Buyers. Each of the Sellers has good and marketable fee simple title to its respective Owned Real Property, insurable at reasonable rates, free and clear of all Encumbrances of any nature whatsoever, except for Permitted Encumbrances which are set forth in the title reports listed on Schedule 3(n)(i), and upon the consummation of the Asset Purchase at the Closing, the Buyers shall have good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances of any nature whatsoever, except those listed in Buyer’s title reports and not objected to by Buyers and any Encumbrances created or approved in writing by the Buyers. There are no unrecorded documents creating legal or equitable rights for the benefit of any third party with respect to any Owned Real Property, including any option to purchase, right of first offer to purchase or right of first refusal to purchase
               (ii) Leased Real Property.
                    (1) Schedule 3(n)(ii) lists: (A) the street address of each parcel of Leased Real Property, (B) the identity of the lessor, lessee and current occupant (if different from lessee) of each parcel of Leased Real Property, including any sub-lessee, (C) the current rental period and rental payment amount pertaining to each parcel of Leased Real Property, (D) the current permitted use of each parcel of Leased Real Property and (E) all security deposits paid by the Sellers with respect to each parcel of Leased Real Property.
                    (2) Schedule 3(n)(ii) sets forth a true and complete list of all leases and sub-leases relating to the Real Property and any and all ancillary documents directly pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options and rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).
                    (3) With respect to each lease relating to the Real Property (“Real Property Lease”), neither Sellers nor their Affiliates have exercised or given any un-written notice of exercise, and no lessor or lessee has exercised or received any written notice of exercise by a lessor or lessee of, any option, right of first offer or right of first refusal contained in any such Real Property Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”). The Sellers have the right to exercise any Options contained in the Leases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.
                    (4) The rental set forth in each Real Property Lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect thereto.
                    (5) Except as set forth on Schedule 3(n)(ii)(5), the Sellers have not leased (as lessor) any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease or other contract, and no Seller has assigned its interest under any lease listed in Schedule 3(n)(ii) to any third party.
                    (6) With respect to the Real Property Leases, neither the respective lessors nor the respective lessees are in default thereunder beyond applicable notice or cure periods and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute an event of default under such Real Property Leases.
                    (7) (1) Each of the Real Property Leases are in full force and effect, and constitute the entirety of the agreement between the lessor and lessee; (2) with respect to Seller, and to Sellers’ Knowledge with respect to any other party thereto, there is no event of default under any of the Real Property Leases, nor has any lessor alleged that lessee is in default under any of the Real Property Leases; (3) there are no unwritten agreements providing for indirect or undisclosed payments or other consideration due or which shall become due to the parties to such agreements except as expressly set forth in the written terms of the Real Property Leases listed on Schedule 3(n)(ii); (4) Sellers have valid leasehold title to each parcel of Leased Real Property subject to the terms of the respective Real Property Leases; (5) Sellers have not received any written notices stating or claiming that Sellers do not have a valid lease with respect to any Leased Real Property; and (6) Sellers have not received written notice of, or been served with, any pending or threatened litigation, claim, condemnation, or sale in lieu thereof with respect to any portion of the (B) Leased Real Property.
               (iii) The Real Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the operation of the Business as it is currently operated. Except as set forth on Schedule 3(n)(iii), (1) all of the Real Property, fixtures and improvements thereon owned by the Sellers are in good operating condition without material structural defects, and (2) all mechanical and other systems located thereon and owned by the Sellers (including, without limitation, roofs, electrical, plumbing, drainage, septic, sewage and HVAC) are (A) in good operating condition, and no condition presently exists requiring imminent material repairs, alterations or corrections, and (B) suitable, sufficient and appropriate in all material respects for their current and contemplated uses.
               (iv) (A) All certificates of occupancy and forms of zoning relief necessary for the current use and operation of the Real Property have been issued. None of such certificates of occupancy is a temporary certificate of occupancy, is limited by the ownership of the Business or Acquired Assets, or has any condition on the current use thereof by the Business, each of the same is in full force and effect, and no Seller has received any notice of any violation thereunder.
                    (B) The Real Property complies in all applicable respects with the Americans with Disabilities Act of 1990, as amended, and all fire safety and physical plan requirements of the Life Safety Code of the National Fire Protection Association – 1985 edition, that are applicable to the operation of the Business, or that any waivers of any violations thereof have been received and disclosed to Buyers.
               (v) There is no (A) pending or, to the Sellers’ Knowledge, proposed eminent domain, condemnation or similar proceeding or conveyance in lieu thereof affecting all or any portion of the Real Property, or (B) to Sellers’ Knowledge, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Real Property.

               (vi) The Sellers have not received notice from any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other major repairs or alterations to such Real Property.
               (vii) None of the Real Property is now damaged or injured in any material respect as a result of any fire, explosion or other similar casualty.
               (viii) All premiums for insurance policies covering the Real Property have been paid in full. No material default exists under any such insurance policy. The Sellers have not caused, nor to Sellers’ Knowledge, has any act or omission occurred which would cause the insurance coverage provided in such insurance policies to be reduced, canceled, denied or disputed and no notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) has been received by the Sellers canceling or threatening to cancel any of such insurance policies or denying or disputing coverage thereunder.
               (ix) The current use and occupancy by Sellers of the Real Property complies in all material respects with all laws applicable to the Real Property (including any building, planning, health, traffic, sewer/septic, flood control, fire safety, handicap access or zoning law) and the Seller has not received notice from any Governmental Authority of any violation of any law applicable to the Real Property.
               (x) All consents from Governmental Authorities required for the construction, use or occupancy of the Real Property have been obtained and are in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement (including Buyers’ ownership of and exercising control over the Acquired Assets and assumption and discharge of the Assumed Liabilities), except for permits and licenses which have to be reissued or newly issued upon transfer, a listing of which is specifically set forth on Schedule 3(n)(x).
               (xi) All existing water, sewer, steam, gas electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted at such locations. To Sellers’ Knowledge, there are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, improvements, fixtures, fixed assets or personalty of a permanent nature annexed, affixed to, attached to, located on or forming part of the Real Property. The plants, buildings and structures included in the Real Property have access to public roads or valid easements over private streets and private property for ingress to and egress from all such plans, buildings and structures.
               (xii) Except as set forth on Schedule 3(n)(xii), all improvements on each parcel of the Real Property are wholly within the lot limits of such parcel and do not encroach on any adjoining premises or Encumbrances benefiting such Real Property, and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.
          (o) Intellectual Property.

               (i) The attached Schedule 3(o)(i) contains a complete and accurate list of all (A) Intellectual Property Rights that the Sellers and Synovis Life (with regard to the Business) own and which are subject to a registration under any other Intellectual Property Right, including patents and pending patent applications and applications for other Intellectual Property Rights filed by or on behalf of the Sellers and Synovis Life (with regard to the Business), and (B) material unregistered Intellectual Property that the Sellers and Synovis Life (with regard to the Business) own. Except as noted on Schedule 3(o)(i), all patents, patent applications, registered marks and applications for registrations, registered copyrights and applications for copyright registrations and domain name registrations set forth on Schedule 3(o)(i) have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registry) or the corresponding offices of any other country, state, or other jurisdiction to the extent set forth on Schedule 3(o)(i), and, where registered, have been properly maintained or renewed in accordance with all applicable provisions of law. Except as otherwise noted in Schedule 3(o)(i), all Intellectual Property Rights listed on Schedule 3(o)(i) are covered by valid, enforceable and subsisting Intellectual Property Rights.
               (ii) The attached Schedule 3(o)(ii) contains a complete and accurate list of (A) all agreements, licenses, royalty agreements, and other rights granted by the Sellers and Synovis Life (with regard to the Business) to any third party with respect to any Intellectual Property set forth on Schedule 3(o)(i), and (B) all licenses, agreements, and other rights granted by any third party to the Sellers and Synovis Life (with regard to the Business) with respect to any Intellectual Property of such third party (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by the Sellers and Synovis Life (with regard to the Business)), in each case identifying the subject Intellectual Property. All agreements, licenses, royalty agreements, and other rights set forth on Schedule 3(o)(ii) are in full force and effect, and there is no default thereunder by the Sellers or Synovis Life (with regard to the Business), nor to the Sellers’ Knowledge, by any other party thereto. The Sellers and Synovis Life (with regard to the Business) are not making any unlicensed use of any Intellectual Property or Intellectual Property Rights granted to the Sellers or Synovis Life (with regard to the Business) under such agreements, licenses, royalty agreements, and other rights set forth on Schedule 3(o)(ii). Except as otherwise set forth on Schedule 3(o)(ii) hereto, no royalties or fees are payable by the Sellers or Synovis Life (with regard to the Business) to any Person by reason of the ownership or use of any of the Intellectual Property set forth on Schedule 3(o)(ii). There are no outstanding and, to the Knowledge of the Sellers, no threatened disputes or disagreements with respect to any such agreement, licenses, royalty agreements or other rights set forth on Schedule 3(o)(ii) or the Intellectual Property Rights set forth in Schedule 3(o)(i). Except as set forth on Schedule 3(o)(ii), the Sellers and Synovis Life (with regard to the Business) possess sole, exclusive, valid and unencumbered title to the Intellectual Property Rights set forth in Schedule 3(o)(i). Except as set forth in Schedule 3(o)(ii), the Sellers and Synovis Life (with regard to the Business) have not granted (A) any licenses, sublicenses or agreements to any other Person relating to the Intellectual Property set forth on Schedule 3(o)(i); and (B) any Encumbrances on or to any of the Intellectual Property set forth in Schedule 3(o)(i).
               (iii) Except as set forth on Schedule 3(o)(iii), the Intellectual Property Rights set forth on Schedule 3(o)(i) and licensed-in agreements set forth on Schedule 3(o)(ii) comprise all Intellectual Property necessary or material for the conduct of the Business as presently conducted. Sellers and Synovis Life (with regard to the Business) are not currently using and it will not be necessary for Buyers to use any Intellectual Property developed, invented or made during or prior to either the employment of any of Sellers’ or Synovis Life’s former or current employees or service by any of Sellers’ or Synovis Life’s former or current consultants except for any such Intellectual Property that has been effectively and enforceably assigned to Sellers and Synovis Life (with regard to the Business) and except for any such Intellectual Property that constitutes “works made for hire” for the benefit of a Seller or Synovis Life under the United States Copyright Act. No present or former employee or consultant of the Sellers or Synovis Life (with regard to the Business) and no other Person owns or has a proprietary, financial or other interest, direct or indirect, in whole or in part in any Intellectual Property which the Sellers and Synovis Life (with regard to the Business) purport to own.
               (iv) Except as set forth on Schedule 3(o)(iv), no loss or expiration of any Intellectual Property Rights in any Intellectual Property owned (or purportedly owned) or licensed by the Sellers or Synovis Life (with regard to the Business) has occurred prior to the Closing and no loss or expiration of any such Intellectual Property Right is threatened in writing, or is pending or has been orally threatened.
               (v) Except as set forth on Schedule 3(o)(v), (A) there have been no written claims made against the Sellers or Synovis Life (with regard to the Business) asserting the invalidity, misuse or unenforceability of any Intellectual Property Right covering any of the Intellectual Property set forth on Schedule 3(o)(i), (B) the Sellers and Synovis Life (with regard to the Business) have not received any written notices of any infringement or misappropriation by, or in conflict with, any third party with respect to any Intellectual Property (including any demand or request that the Sellers or Synovis Life (with regard to the Business) license any rights from a third party), (C) the conduct of the Business during the past five (5) years and to the Knowledge of Sellers, as reasonably contemplated in the remainder of the current fiscal year assuming conduct consistent with Sellers’ past practice, has not and will not infringe, misappropriate or conflict with any Intellectual Property Rights of any other Person, and (D) to the Knowledge of Sellers, no Person has infringed upon or is currently infringing upon any Intellectual Property Rights of the Sellers or Synovis Life (with regard to the Business). The Asset Purchase will not have an adverse effect on the right, title or interest in and to (1) the Intellectual Property owned by the Sellers and listed on the Schedule 3(o)(i) and (2) the Intellectual Property licensed to the Sellers and listed on Schedule 3(o)(ii) and all material items of such Intellectual Property shall be owned by or licensed to the Buyers on substantially identical terms and conditions immediately after the Closing.
               (vi) The Intellectual Property set forth on Schedule 3(o)(i) does not include, incorporate, link to or constitute derivative works of any Publicly Available Software and the Sellers and Synovis Life (with regard to the Business) have not used Publicly Available Software in whole or in part in the development of any part of such Intellectual Property in a manner that may subject that Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making derivative works; or (3) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (A) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g. PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.
          (p) Contracts. Schedule 3(p) sets forth a complete list of all of the following contracts, commitments, agreements and understandings to which either of the Sellers is a party or is bound in connection with the Business (the “Material Contracts”):
               (i) any agreement for the purchase or sale of products or other personal property, or for the furnishing or receipt of services, in either case, that involves consideration in excess of $50,000;
               (ii) any agreement constituting a partnership or joint venture;
               (iii) any agreement under which the Sellers have created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
               (iv) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;
               (v) any agreement for the lease of real property;
               (vi) any confidentiality agreement or non-competition agreement;
               (vii) any agreement with any stockholder or their Affiliates;
               (viii) any employment contract or severance agreement or other contract for the performance of services;
               (ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, bonus, incentive, severance, or other plan or arrangement for the benefit of their current or former directors, officers, and employees;
               (x) any agreement under which any of the Sellers has advanced or loaned any amount to any of their directors, officers, and employees;
               (xi) any contract, lease or agreement which is not cancelable by any of the Sellers without penalty on not less than sixty (60) days notice;
               (xii) any contract containing covenants directly or indirectly limiting in any material respect the freedom of any of the Sellers to compete in any line of business or with any Person; or

               (xiii) any other material contract, commitment, agreement or understanding not executed in the ordinary course of the Business.
     All Material Contracts are valid, binding and enforceable, by and against any of the Seller Parties, as applicable, in accordance with their terms (subject to applicable bankruptcy, insolvency and similar laws and general principles of equity) and are in full force and effect. None of the Seller Parties is and, to the Knowledge of the Sellers, none of the other parties to any Material Contract is in breach of, violation of, or in default under the terms of any such Material Contract. To the Knowledge of the Sellers, no event has occurred which with notice or passage of time or both would result in a breach of, violation of, or default under, the terms of any Material Contract.
          (q) Notes and Accounts Receivable. All notes and accounts receivable of either of the Sellers related to the Business (i) are reflected properly on their respective books and records, (ii) are valid claims arising from bona fide transactions in the ordinary course of the Business subject to no pending setoff or counterclaims, and (iii) are current and collectible net of any applicable reserve for return or allowance for doubtful accounts provided thereon as reflected in the Net Asset Statement. Except as set forth on Schedule 3(q), as of November 30, 2007 and as of the Closing Date, no account debtor or note debtor is delinquent in its payment by more than sixty (60) days and no account debtor or note debtor has refused or to Sellers’ Knowledge, threatened to refuse to pay its obligations for any reason.
          (r) Accounts and Notes Payable. All accounts payable and notes payable by either of the Sellers to third parties arose in connection with the Business, arose in the ordinary course of business and there is no such account payable or note payable delinquent in its payment.
          (s) Insurance. Schedule 3(s) sets forth a complete and correct list and summary description of all policies of liability, theft, fidelity, fire, product liability, workmen’s compensation, indemnification of directors and officers and other similar forms of insurance (including the name of the carrier, coverage, premium and expiration date) to which either of the Sellers is a party, a named insured, or otherwise the beneficiary of coverage, in each case in connection with the Business. Each such insurance policy is in full force and effect and neither of the Sellers nor, to the Knowledge of the Sellers, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy. To the Knowledge of the Sellers, there is no threatened termination of any such policies or arrangements.
          (t) Product Warranty. Schedule 3(t) sets forth a complete list of all Interventional Products from November 1, 2006 through December 31, 2007 and shall be updated by Sellers as of the Closing Date, as well as all outstanding product and service warranties and guaranties on any of the Interventional Products. Each Interventional Product has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither of the Sellers has Liability for replacement or repair thereof, except as has been reserved on the balance sheet for the Business dated September 30, 2007.

          (u) Employment Matters. With respect to the United States Employees and the Puerto Rico Employees (collectively, the “Employees”), each of the Sellers has paid or made provision for the payment of all salaries, wages, bonuses, commissions, benefits and other compensation accrued to or for the benefit of the Employees, including, without limitation, the 2007 Christmas Bonus as provided for by Puerto Rico Act 148 of June 30, 1969, as amended. All Employees have all necessary authorization and documentation from the applicable governmental authority to perform the services for the Sellers at the site where they perform such services.
          (v) Employees.
               (i) Except as set forth on Schedule 3(v)(i), no executive, key employee, or group of employees who is an Employee has given the Sellers written or oral notice that he or she intends to terminate employment with either of them.
               (ii) Except as set forth in Schedule 3(v)(ii), the Sellers are in compliance in all material respects with all applicable foreign, federal, state, Commonwealth of Puerto Rico and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Employees and former Employees; the Sellers have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to the Employees and former Employees; the Sellers are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and are not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment, short term disability, social security for chauffeurs, workers compensation, social security or other benefits or obligations for the Employees or former Employees.
               (iii) With respect to the Business, to the Knowledge of the Sellers, no union organizing or election activities involving any nonunion Employees are in progress or threatened. Neither Seller is a party to any collective bargaining agreement or any other understanding with respect to the Employees. There is no labor strike, slowdown, work stoppage or lockout in effect or, to the Knowledge of the Sellers, threatened against any of them nor has any such labor strike, slowdown, work stoppage or lockout occurred within the past three (3) years. The Sellers have not received notice during the preceding three (3) years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Sellers and, to the Seller’s Knowledge, no such investigation is in process.
               (iv) Except as set forth in Schedule 3(v)(iv), there is no, and there has not been for the preceding three (3) years, any claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to Sellers’ Knowledge, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Sellers.
               (v) Except as set forth in Schedule 3(v)(v), there is no, and there has not been for the preceding three (3) years, any charge or proceeding with respect to a violation of any occupational safety or health standard under federal or state law, rule or regulation that has been asserted or is now pending or threatened with respect to the Sellers.
               (vi) Except as set forth in Schedule 3(v)(vi), there are no, and there has not been for the preceding three (3) years, any investigations, administrative proceedings, charges or formal complaints of discrimination (including without limitation discrimination based upon sex, age, race, national origin, sexual preference, disability, veteran status or other legally protected category) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Sellers. There are no, and there has not been for the last three (3) years, any discrimination and/or retaliation claim pending or , to Sellers’ Knowledge, threatened against the Sellers under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, the Worker Adjustment and Retraining Notification Act or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act and any applicable whistleblower statutes) under any state or federal law pending or, to Sellers’ Knowledge, threatened against the Company.
               (vii) There are no controversies pending or, to the Knowledge of the Sellers, threatened, between the Sellers and any of their respective Employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic.
               (viii) The Sellers are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
               (ix) The Sellers have complied with all and any notices to any Governmental Authority and labor organizations representing the Sellers’ Employees, required by law and/or by the Sellers’ policies and/or practices.
               (x) To the Knowledge of the Sellers, no Employees are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by the Sellers because of the nature of the business conducted or presently proposed to be conducted by the Sellers or to the use of trade secrets or proprietary information of others.
               (xi) No Employee, officer or director of the Sellers is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Employee, officer or director and any other party that in any way adversely affects or will affect (i) the performance of his duties as an Employee, officer or director of the Sellers, or (ii) the ability of the Sellers to conduct its Business, including any agreement with the Sellers by any such Employee, officer or director.

               (xii) Except as set forth in Schedule 3(v)(xii), the Sellers are neither party to, nor are bound by:
                    (1) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;
                    (2) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other Employee Benefit Plan or arrangements;
                    (3) any employment or consulting agreement, contract or commitment with an Employee, former Employee or individual consultant or any consulting agreement, contract or commitment under which any firm or other organization provides services to the Sellers; or
                    (4) any agreement or plan, including, without limitation, any non-qualified deferred compensation plan, stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the contemplated transaction or the value of any of the benefits of which will be calculated on the basis of any of the contemplated transaction.
               (xiii) Except as set forth in Schedule 3(v)(xiii), no Employee Benefit Plan provides, or has any liability to provide, life insurance, medical or other Employee benefits to any Employee upon his or her retirement or termination of employment for any reason and the Sellers have never represented, promised or contracted (whether in oral or written form) to any Employee or former Employee (either individually or as a group) that such Employee(s) or former Employee(s) would be provided with life insurance, medical or other Employee welfare benefits upon their retirement or termination of employment.
               (xiv) Except as set forth in Schedule 3(v)(xiv), the Sellers are not involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee or former Employee, including without limitation charges or complaints of unfair labor practices, wrongful discharge, discrimination, retaliation, harassment, wage and hours, or under any Employee Benefit Plan.
               (xv) Except as set forth in Schedule 3(v)(xv), there are no material controversies pending or threatened before any court or Governmental Authority, between the Sellers and any of its Employees or former Employees.
               (xvi) Except as set forth in Schedule 3(u)(xvi), the Sellers are not a party to any employment contract or arrangement with respect to any of its Employees or former Employees (including, without limitation, so called “golden parachute” or severance agreements), nor have the Sellers in any other manner limited their right to terminate the employment relationships with their Employees or former Employees except as provided in Puerto Rico Act 80 of May 30, 1976.
               (xvii) The Sellers maintain in full force and effect insurance with the Corporation of the State Insurance Fund of Puerto Rico; and the Sellers have paid all premiums on such insurance, and have no outstanding debts with respect thereto. No work-related accidents have been reported to the Corporation of the State Insurance Fund of Puerto Rico nor has any work related accident occurred for which the Sellers are or may be classified as an uninsured employer.
               (xviii) None of the Employees of the Sellers are currently on short-term or long-term or temporary or permanent disability leave.
               (xix) The Sellers are in compliance with the employment provisions of the Immigration Reform Act.
               (xx) The Sellers are calculating and paying all hours worked by each and every Employee, and have paid all former Employees, as required by the applicable wage and hours laws and regulations.
          (w) Employee Benefit Matters.
               (i) List of Benefit Plans. Schedule 3(w)(i) sets forth a complete and correct list of all Employee Benefit Plans.
               (ii) Provision of Employee Benefit Plans. With respect to each Employee Benefit Plan, Sellers have provided Buyers with a true, legible and complete copy of (i) the plan document or other governing contract, (ii) the most recently distributed summary plan description and summary of material modifications and (iii) the most recently received IRS or Puerto Rican Department of Treasury determination letter and application therefor.
               (iii) Administration; Compliance. The Employee Benefit Plans have been operated and administered and have received contributions, in all material respects, in accordance with their terms and the applicable requirements of the Code, ERISA and other applicable laws (including the Puerto Rican Tax Code) and regulations, and nothing has occurred with respect to the operation of the Employee Benefit Plans that would cause the imposition of any Liability, penalty or tax to Buyers under ERISA, the Code or the Puerto Rican Tax Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or under the Puerto Rican Tax Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, and the Sellers are not aware of any reason why such determination letter should be revoked or not reissued or any event since the date of determination which would adversely affect such qualification.
               (iv) Absence of Certain Plans. Neither the Sellers, nor any of their respective ERISA Affiliates sponsors, maintains, or contributes to, or has in the past six (6) years sponsored, maintained or contributed to an Employee Benefit Plan subject to Title IV of ERISA, or a multiemployer plan as defined in Section 3(37) of ERISA.
               (v) No Continuing Obligation; Acceleration of Payments. Sellers do not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements that provide for continuing benefits or coverage for current or former officers, directors or employees of the Business, except (i) as might be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary or (ii) pursuant to a medical expense reimbursement account described in

Section 125 of the Code. Except as set forth on Schedule 3(w)(v), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or consultant of the Sellers to any bonus, retirement, severance, job security or similar benefit or enhance such benefit or accelerate the time of payment or vesting or exercisability or trigger any payment of funding (through any grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Employee Benefit Plan. There is no contract, plan or arrangement (written or otherwise) covering any Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
               (vi) Employee Benefit Plan Assets. None of the assets of any Employee Benefit Plan is a security of Sellers or any of their Affiliates or property leased to or jointly owned by Sellers or any of their Affiliates.
               (vii) COBRA Matters.
                    (1) None of the Sellers’ former employees are currently receiving benefits under COBRA.
                    (2) The Sellers have complied with all of their obligations under COBRA and maintain a group health plan for all qualified beneficiaries who elect or had elected COBRA continuation coverage under a group health plan of the Sellers. The term “qualified beneficiary”, as used in this section, shall have the meaning set forth in Section 4980B(g) of the Code and Section 607(3) of ERISA.
                    (3) Schedule 3(w)(vii)(3) includes a list of all qualified beneficiaries under COBRA under any of Sellers’ employee benefit plans subject to COBRA who experienced a qualifying event under such plan as of or prior to the Effective Date, and to the extent allowed by law the Sellers agree to provide, with respect to each such qualified beneficiary, his or her name, address, date of qualifying event, COBRA premium payment history, and copies of all COBRA notices provided by or on behalf of the Sellers.
                    (4) None of the Sellers’ qualified beneficiaries, nor their dependents who are qualifying beneficiaries receiving COBRA continuation coverage under a group health plan of Sellers, are “merger and acquisition qualified beneficiaries”, as said term is defined in 26 C.F.R. Sec. 54.4980B-9, Q&A 4.
                    (5) The Sellers and the Buyers agree that the Buyers are not intended to be and are not a successor employer to Sellers for any purpose, including with respect to COBRA, and that no benefit plan sponsored or maintained by Buyers is intended to be and no such plan shall be a successor plan to any Sellers’ Employee Benefit Plan.
          (x) Environmental Matters.
               (i) To the Knowledge of the Sellers, the information and data provided in the Phase I Reports are accurate.

               (ii) The real property and facilities of the Business operated and leased by the Sellers and the operations of the Business thereon comply in all material respects, and, to the Knowledge of the Sellers, have at all times complied in all material respects, with all Environmental Laws.
               (iii) None of the operations of the Business is subject to any judicial or administrative proceedings, pending or, to the Knowledge of the Sellers, threatened, alleging the violation of or any liability under any Environmental Laws.
               (iv) None of the operations of the Business is the subject of a federal, state or local investigation, pending or, to the Knowledge of the Sellers, threatened, evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance.
               (v) Neither of the Sellers, in the conduct of the Business, has generated Hazardous Substances in its operations which are regulated by an Environmental Law except in compliance in all material respects with Environmental Law; and, to the Knowledge of the Sellers, no Hazardous Substances and no other materials, chemicals or substances regulated or controlled under any Environmental Law have ever been generated, treated, stored, used, disposed of or otherwise deposited by or on behalf of the Sellers at any location except in compliance with Environmental Law.
               (vi) Neither of the Sellers has had a spill or release of a Hazardous Substance, except as in compliance with Environmental Laws.
               (vii) Neither of the Sellers has received (A) notice of any potential liability under any Environmental Law or any violation or alleged violation of any Environmental Law and has not received a request for information pursuant to any Environmental Law regarding any sites or facilities, including but not limited to sites on the National Priorities List, sites proposed for listing on the National Priorities List, sites currently or previously owned or operated by any of the Sellers or, to the Knowledge of the Sellers, sites where any of the Sellers sent Hazardous Substances for treatment or disposal, or (B) any letter or request for information under Section 104 of CERCLA or comparable state law.
               (viii) In connection with the Business, (A) each of the Sellers possesses all Licenses and Permits required by Environmental Laws and all of such Licenses and Permits are in full force and effect in accordance with their respective terms, and (B) each of them has complied in all material respects with its obligations under each of such Licenses and Permits, and none of them has received any notice from any governmental authority that administers Environmental Laws or any other person or entity to the effect that any additional permits are required or that there has been a violation of any of the terms or conditions of any such Licenses and Permits.
               (ix) There is no Hazardous Substance on any of the Real Property, or to the actual Knowledge of Sellers, in the immediately adjacent vicinity of its Real Property, whether natural or man-made, which, to Sellers’ Knowledge, poses a threat of damage to the health of persons, to property, to natural resources, or to the environment, except as in compliance with Environmental Laws.

               (x) Schedule 3(x)(x) identifies all environmental audits or assessments or occupational health studies undertaken by or on behalf of either of the Sellers or, to the Knowledge of the Sellers, governmental agencies, with respect to the operation of the Business, assets, employees, facilities or properties or the results of groundwater and soil testing, underground storage tank tests, soil samples, and written reports to federal, state or local governments on environmental and OSHA matters relating to the Business.
          (y) Related Party Transactions. Except as set forth on Schedule 3(y) and except for compensation to regular Employees, no current director or officer of Sellers or to Sellers’ Knowledge, during the past three (3) years, no former director or officer of Sellers or any member of such director’s or officer’s immediate family or any Person controlled by such director, officer or shareholder or his or her immediate family (i) has any interest in or owns any property or right used in the conduct of the Business, (ii) is presently, or during the last three (3) fiscal years has been, a party to any transaction with either of the Sellers relating to the Business (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder), and (iii) is the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present competitor, supplier or customer of the Business (other than non-affiliated holdings in publicly-held companies), nor, to the Knowledge of the Sellers, does any such person receive income from any source other than the Sellers which relates to the Business.
          (z) Brokers’ Fees. Except as set forth on Schedule 3(z), the Sellers have no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          (aa) Disclosure. None of the representations of Sellers contained in this Agreement or in any other document, certificate or written statement furnished to Buyers by or on behalf of Sellers in connection with the transactions contemplated hereby contain any untrue statement of material fact or intentionally omits to state any material fact necessary to make any such representations, in light of the circumstances under which they were made, not misleading.
     4. Representations and Warranties of the Buyers. Buyers represent and warrant, jointly and severally, to the Sellers as follows:
          (a) Organization, Qualification, and Corporate Power. Each Buyer is duly organized, validly existing, and in good standing under their respective jurisdictions. Each Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
          (b) Authorization. Each Buyer has full corporate power and authority to execute and deliver this Agreement and the documents to be delivered hereunder, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the documents to be delivered hereunder by each Buyer have been duly authorized and approved by its board of directors, and no other corporate proceedings on the part of each Buyer are necessary to authorize this Agreement and the documents to be delivered hereunder, and the transactions contemplated hereby or thereby. This Agreement and the documents to be delivered hereunder constitute the valid and legally binding obligation of each Buyer enforceable in accordance with its and their terms.
          (c) Noncontravention. Neither the execution and the delivery of this Agreement and each of the documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the organizational documents of the Buyers, (ii) violate any law, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Buyers are subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyers are a party or by which it is bound or to which any of its assets is subject or (iv) result in the imposition of any Encumbrance upon any of its assets, except, in the case of clauses (ii), (iii) or (iv), for such violations, breaches, defaults, or rights of acceleration, termination, modification or cancellation or notification or imposition which, individually or in the aggregate, would not materially adversely affect the ability of Buyers to consummate the transactions contemplated by this Agreement. The Buyers are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency or authority or other third party in order for the Parties to consummate the transactions contemplated by this Agreement, other than those which have been obtained.
          (d) Availability of Funds. Buyers have cash, or the ability to obtain cash by means of credit facilities with financially responsible third parties, in an amount sufficient to enable them to perform all of their obligations hereunder, including, without limitation, payment of the Purchase Price.
          (e) Litigation. No Buyer is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party, or to the Knowledge of the Buyers, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that would adversely affect the ability of Buyers to consummate the transactions contemplated by this Agreement.
          (f) Brokers’ Fees. Except as set forth on Schedule 4(f), the Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     5. Pre-Closing Covenants.
          (a) Conduct of Business. Except as expressly permitted by this Agreement or as required by applicable law, during the period from the date of this Agreement until the Closing, each of the Sellers shall, with respect to the Acquired Assets and the operation of the Business, (w) conduct its business in the ordinary course consistent with past practice, which shall include, without limitation, the timely payment, in the ordinary course of business of the Sellers, of all bills, including liabilities for Taxes due and payable with respect to the Acquired Assets or the Business and the effecting of capital expenditures consistent with the operation of the Business in the ordinary course, (x) comply in all material respects with all applicable laws (including, without limitation, maintaining any governmental licenses and/or approvals required for the current operation of the Leased Real Property), and all requirements of all Material Contracts and all Permits, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and those employees set forth on Schedule 5(a) (the “Key Employees”), and (z) keep in full force and effect all material policies maintained by it, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable law, during the period from the date of this Agreement to the Closing, neither of the Sellers shall cause or permit itself or any Affiliate of any Seller to, without the prior written consent of (or in the case of (iii) below notice to) the Buyer Representative to (provided that any such limitation on an Affiliate of any of the Sellers shall be applicable solely with respect to conduct relating to or affecting the Acquired Assets and the operation of the Business):
               (i) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or subject to any Encumbrance, other than Permitted Encumbrances, any of the Acquired Assets to any Person, except (A) pursuant to contracts in force at the date of this Agreement and listed on Schedule 5(a)(i) hereto, true and correct copies of which have been made provided to the Buyers, (B) dispositions of obsolete or worthless Acquired Assets (provided that Sellers shall replace any such Acquired Asset required for the operation of the Business) or (C) sales of inventory in the ordinary course of business.
               (ii) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person or business;
               (iii) (A) enter into, terminate, waive any portion of or amend any Material Contract, (B) enter into or extend the term or scope of any contract that purports to restrict the Sellers from engaging in any line of business or in any geographic area, or (C) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Asset Purchase provided that in the case of each of (A), (B) and (C), the Seller Representative shall notify the Buyer Representative of any such termination, waiver or amendment, and Buyers shall have a right to terminate this Agreement if the terms of such termination, waiver or amendment are not acceptable to Buyers in their reasonable discretion;
               (iv) increase the compensation of or pay any bonus to, any of its officers, directors, consultants, or employees or enter into, establish, amend or terminate any employment, consulting, retention, tax gross-up, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any officer, other employee, director, or consultant, other than (A) as required pursuant to applicable law or the terms of contracts in effect on the date of this Agreement (true and correct copies of which have been provided to the Buyers), and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business and in amounts and in a manner consistent with past practice.

               (v) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;
               (vi) amend any certificate of incorporation, formation or limited partnership, bylaws, operating agreement or partnership agreement of any of the Sellers in a manner that would preclude or otherwise interfere with the consummation of the Asset Purchase;
               (vii) take any action or omit to take any action, or permit any act or omission, that could be reasonably expected to result in a breach of any Material Contract;
               (viii) take any action or omit to take any action, or permit any act or omission, which, individually or in the aggregate, will cause or result in (A) a material violation of any requirement of material law applicable to the Business or any of the Acquired Assets, or (B)(1) notice from any governmental authority of a termination, revocation, rescission, suspension or refusal to renew a business license, or (2) the institution of a penalty enforcement action;
               (ix) whether directly or indirectly, have any discussions, negotiations (preliminary or otherwise) or other dealings with any other Person regarding the sale or lease of the Business or any of the Acquired Assets, or any other transaction having a similar effect;
               (x) have any material discussions, negotiations (preliminary or otherwise), communications or other dealings with any labor union, other than (A) in the ordinary course of business, or (B) as may otherwise be required by law or any collective bargaining agreement, provided that Seller Representative shall give reasonable advance notice to the Buyer Representative of any matters specified in the preceding clause (B), consult with the Buyer Representative with respect to such matters, and keep the Buyer Representative reasonably informed as to such matters as they proceed;
               (xi) make any material alterations to the Business;
               (xii) grant any easements or other rights with respect to the Real Property; or
               (xiii) agree to take any of the actions precluded by this Section 5(a).
          (b) Additional Covenants.
               (i) Maintenance of Assets. The Sellers shall continue to maintain and service the Business, consistent with their past practice, and shall continue to maintain the inventory, supplies, and other similar items as may be reasonably necessary for the operation of the Business at levels which are consistent with prior practice and in material compliance with all applicable laws and shall otherwise maintain and keep in full force and effect all Permits applicable to the Business.
               (ii) Liabilities; Encumbrances. The Sellers shall timely pay when due all Taxes, assessments and governmental charges, lawfully levied or assessed upon them or the

Business or the operations thereof for periods ending on or prior to the Closing Date, unless contested in good faith, in which case the Sellers shall timely pay such amounts after a final determination that such amounts are due.
               (iii) Operating Policies and Procedures. The Sellers shall ensure that all operating policies and procedures manuals and related materials for the Business are complete and correct, and are located at one of the applicable headquarters office of the Business on the Closing Date.
          (c) Notification of Certain Matters.
               (i) The Seller Representative shall give prompt notice to the Buyer Representative, and the Buyer Representative shall give prompt notice to the Seller Representative, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Asset Purchase or from any Person alleging that the consent of such Person is or may be required in connection with the Asset Purchase, (ii) any actions, suits, or legal, administrative, arbitration or other proceedings or governmental investigations commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Asset Purchase (exclusive of general economic or regulatory factors affecting business in general), (iii) the discovery of any fact or circumstance that, or the occurrence or non occurrence of any event the occurrence or non occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Buyers’ or Sellers’ Material Adverse Effect, to be untrue, and (B) that is not so qualified, to be untrue in any material respect, and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.
               (ii) The delivery of any notice pursuant to this Section 5(c) shall not (x) cure any breach of, or non compliance with, any other provision of this Agreement, or (y) limit the rights and remedies available to the party receiving such notice. In respect of any of the events described in Section 5(c)(i), the Buyers shall be entitled to be involved in such Seller’s response thereto, and the Sellers shall cooperate with the Buyers in respect of such response.
          (d) Risk of Loss. The risk of loss or damage to the Business, by fire or otherwise, or by condemnation or any governmental taking, is upon the Sellers until the Closing of the Asset Purchase.
               (i) If at any time prior to the Closing, the Business, or any “material part” of the Business, is damaged or destroyed by fire or other casualty (a “Casualty Event”), the Seller Representative shall immediately notify the Buyer Representative by written notice and the Buyers shall have the right, within ten (10) days after the Buyer Representative receiving such notice, to either (i) exclude such Acquired Assets from the Asset Purchase, with a reduction in the Purchase Price or (ii) continue to include such Acquired Assets herein, with no reduction in the Purchase Price and the Sellers shall cause to be assigned and transferred to the Buyers at the Closing (by written instrument reasonably satisfactory to the Buyers and acknowledged by the insurer) all of the Sellers’ right, title and interest in and to all insurance proceeds which are thereafter payable to the Sellers on account of such Casualty Event.

               (ii) If at any time prior to the Closing, title to or the use of the Business, or any material part of the Business, is taken or threatened to be taken by condemnation, eminent domain or other similar governmental taking (a “Condemnation”), upon its receipt of notice thereof, the Seller Representative shall promptly notify the Buyer Representative by written notice and the Buyers shall have the right, within ten (10) days after the Buyer Representative receiving such notice, to either (i) exclude Acquired Assets from the Asset Purchase, with a reduction in the Purchase Price or (ii) continue to include such Acquired Assets herein, with no reduction in the Purchase Price and the Sellers shall cause to be assigned and transferred to the Buyers at the Closing (by written instrument reasonably satisfactory to the Buyers) all of the Sellers’ right, title and interest in and to any awards or other amounts (the “Condemnation Proceeds”) which may be payable by any Governmental Authority as the result of such Condemnation. Prior to the Closing, the Buyers shall have the right to participate in any hearings or proceedings with respect to any Condemnation.
               (iii) For purposes of this Section 5(d), a “material part” of the Business shall mean any part which the Buyers reasonably determine would have a Seller Material Adverse Effect if damaged, destroyed or taken by Condemnation.
          (e) Efforts to Consummate. Each of the parties shall take such actions and do such things as are commercially reasonable and in accordance with applicable law to consummate the Asset Purchase as provided in this Agreement, including, without limitation, (i) cooperating to obtain all consents required pursuant to the Material Contracts required to be listed on Schedule 3(p) and the Licenses and Permits required to be listed on Schedule 3(l) to transfer such Material Contracts and Licenses and Permits or otherwise necessary in order to consummate the Asset Purchase, (ii) filing all forms, registrations and notices required to be filed by or on behalf of such party in order to consummate the Asset Purchase, and taking all actions necessary to obtain any requisite material Approvals by any third party or Governmental Authority, (iii) perform such party’s obligations under this Agreement, and (iv) avoid taking any action that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Approval from any third party or Governmental Authority necessary to be obtained prior to the Closing.
     6. Post Closing Covenants. The Parties agree as follows with respect to the period following the Closing.
          (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request (including, without, limitation assignments of patents, patent applications and patent rights and inventions included among the Acquired Assets), at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below), provided, that no Party has the obligation to become liable or responsible for any obligation by which it is not already bound (pursuant to this Agreement or otherwise), to carry out any of the provisions of this Agreement.
          (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge,

complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers and their activities in connection with the Business or Acquired Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).
          (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Sellers from maintaining the same business relationships with the Buyers with respect to the Business after the Closing as it maintained with the Sellers prior to the Closing. The Sellers will refer all customer inquiries relating to the Business to the Buyers from and after the Closing.
          (d) Confidentiality. All information which is not public knowledge disclosed heretofore or hereafter by any party to any other party (including its attorneys, accountants or other representatives) in connection with this Agreement (including the existence of this Agreement and the terms thereof) shall be kept confidential by such other party(ies), and shall not be used by such other party(ies) except for use as herein contemplated, except to the extent (i) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, including a third party who is under no obligation of confidentiality to the party(ies) disclosing such information or to whom information was released without restriction; (ii) such other party(ies) is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law; (iii) such duty as to confidentiality and non-use is required by such disclosing party(ies); (iv) such information is required to be disclosed to transfer the Licenses and Permits required to be listed on Schedule 3(l); or (v) in the reasonable judgment of the party, such information is required to be disclosed pursuant to Law or, in the case of Seller Parties, in connection with Synovis Life’s obligations as a publicly held, exchange-listed company; provided, however, in the case of clause (ii) or (v), that the party(ies) required to make such disclosure shall, to the extent reasonably possible, provide the other party(ies) with prompt notice of such requirement prior to making any disclosure so that the other party(ies) may seek an appropriate protective order.
          (e) Covenants Not to Compete.
               (i) Noncompetition. To the maximum extent permitted by applicable law, and subject to subsection (ii) below, for a period of five (5) years from and after the Closing Date, the Seller Parties, their non-individual Affiliates (excluding Synovis Life’s shareholders) and Richard Kramp (collectively, the “Non-Compete Parties”) will not engage directly or indirectly (including by ownership of more than 5% of any entity that so engages) in a business that competes with the Business as currently conducted. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Buyers and the Seller Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
               (ii) Acquisition of Competing Business. Notwithstanding subsection (i) above, the Non-Compete Parties may purchase a business in which less than fifty percent (50%) of the revenue of such business is derived from activities that are competitive with the Business as currently conducted (a “Competitive Business”); provided, that to the extent that a Non-Compete Party does acquire a Competitive Business, such Non-Compete Party shall grant to Buyers a period of twenty five (25) days after the closing of such acquisition to make a first offer to purchase such Competitive Business. If (A) Buyers decline or fail to make such an offer during such twenty five (25) day period, (B) Sellers reject Buyers’ offer, or (C) Buyers fail to close the acquisition of the Competing Business within one hundred twenty (120) days of signing a letter of intent to purchase the Competing Business from the Non-Compete Party, the Non-Compete Party shall have no obligation to sell or offer to sell the Competitive Business to the Buyers; provided, however, the Non-Compete Party shall divest itself of such Competitive Business within twelve (12) months of Buyers’ rejection or failure to complete the acquisition or Sellers’ rejection of Buyers’ offer.
               (iii) The Seller Parties hereby acknowledge that they shall be jointly and severally liable for any breaches of this Section 6(e) by Non-Compete Parties who are not parties to this Agreement as if, and to the extent that, such breach had been committed by the Seller Parties.
          (f) Non-Solicitation. Except as may be allowed by law, or otherwise agreed to by the Buyers and the Seller Parties, for a period of three (3) years following the Closing, neither the Buyers nor their Affiliates nor the Seller Parties nor their Affiliates shall solicit any person who was an employee of the other party(ies) immediately after the Closing for the purpose of becoming an employee of the soliciting party. Notwithstanding this provision, (i) each of the Seller Parties and Buyers shall be entitled to solicit and employ any individual whose employment has been terminated by the other party(ies), and (ii) neither the Buyers nor the Seller Parties shall be prohibited from engaging in a general solicitation that does not target such individuals.
          (g) Sharing of Data. Upon reasonable request by Buyers, the Sellers shall furnish to the Buyers, at the Buyers’ cost, copies of all books, records (including Tax records relating to the Business), agreements, financial data and other documents relating to the Business. Upon reasonable request by Buyers and to the extent permitted by law, Sellers shall give Buyers copies of the personnel records of Continuing Employees while retaining the originals. Except as otherwise provided in Section 6(i), the Seller Parties shall have the right for a period of three (3) years following the Closing Date upon reasonable request to have reasonable access during normal business hours to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyers pursuant to the terms of this Agreement for the limited purposes of concluding Sellers’ involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. Except as otherwise provided in Section 6(i), Buyers shall have the right for a period of three (3) years following the Closing Date upon reasonable request to have reasonable access during normal business hours to those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records which are retained by the Sellers pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or is otherwise needed by the Buyers in order to comply with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations.
          (h) Employment Matters.
               (i) Employment Matters. Effective as of the Closing, Buyers shall offer employment to all Employees on terms substantially equivalent to the Employees’ current employment terms with Sellers. Buyers agree, for a period of eighteen (18) months after the Closing, not to (A) relocate the portion of the Business located in Puerto Rico and (B) relocate the portion of the Business located in Lino Lakes, Minnesota more than twenty five (25) miles from its current location, provided, that with respect to subsection (B) either, Buyers must comply with the relocation notice provisions in that certain letter agreement between Synovis Life and Cardiac Pacemakers, Inc., dated as of December 19, 2007 or Cardiac Pacemakers, Inc. must waive such notice provisions if Buyers intend to take any action inconsistent with such letter. In addition, Buyers and their Affiliates shall recognize each Continuing Employee’s service with the Sellers, including in conformance with Puerto Rico Act 80 of May 30, 1976, as amended, prior to the Closing Date as service with Buyers and their Affiliates in connection with any Employee Benefit Plan or other similar arrangement (including vacation and holiday entitlement) maintained by Buyers or any of their Affiliates in which such employee participates and which is made available following the Closing Date by Buyers or any of their Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement in accordance with the terms of any such plan or arrangement. Buyers shall not be responsible for any Liability with respect to any employee who is offered but rejects an equivalent position with the Buyer and thereby is not a Continuing Employee (provided, that conditioning employment with the Buyer upon an Employee’s execution of a non-compete agreement with Buyers shall not constitute a non-equivalent position), and with respect to Continuing Employees, shall be responsible only to the extent that such obligation or Liability relates to the period beginning on or after the Closing Date. Except as agreed upon under Section 2(e), Sellers shall pay all Employees all accrued salaries, accrued and unused vacation days and any other eligible accrued benefits as of the Closing Date. Sellers shall pay any bonuses and incentives (even on a prorated basis) owed to the Employees under Sellers’ policies and programs as of the Closing Date, including, but not limited to, those payments set forth on Schedule 2(k). Sellers shall comply with all applicable provisions under COBRA, ERISA and the WARN Act. Sellers shall be responsible for all owed wages, including overtime pay and meal periods penalties (to non-exempt Employees) and for accrued benefits under applicable laws and Sellers’ Employee Benefits Plans.
               (ii) Savings Plan. Continuing Employees will participate in Buyers’ savings plan in accordance with the terms, conditions, benefits and payment options of Buyers’ savings plan. Notwithstanding the above, Buyers shall grant Continuing Employees past service credit for purposes of eligibility to participate in and vesting under Buyers’ savings plan.

If permitted by applicable laws and regulations, Continuing Employees shall be eligible to effect a direct rollover (as described in Section 401(a)(31) of the Code and Section 1165(b)(2)(A) of the Puerto Rico Code) of all of any such Continuing Employee’s balance under Sellers’ savings plan (including after-tax employee contributions but not promissory notes attributable to loans made to such Continuing Employees under Sellers’ savings plan), to Buyers’ savings plan, subject to the terms and conditions of each such plan.
          (i) Tax Assistance. Following the Closing, the Buyers and the Sellers shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the Business. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. The Buyers and the Sellers shall (i) preserve and cause to be preserved all information, returns, books, records and documents relating to any liabilities for Taxes of the Business with respect to a taxable period until the later of sixty (60) days after the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period and (ii) give reasonable written notice to the other Party prior to transferring, destroying or discarding any such information, returns, books, records or documents and, if the other Party so requests, allow the other Party to take possession of such information, returns, books, records or documents.
          (j) Redirection of Email, Website and Documents. Following the Closing, Sellers and Buyers shall cooperate and use commercially reasonable efforts to redirect to Buyer all email correspondence, website traffic, contracts, production orders and other similar items that Sellers receive related to the Business.
          (k) Migration of Information Technology Systems. As of the Closing, the Seller Parties shall maintain the high speed data line, providing information systems functionality that is consistent with past practice, to the Business for a period of time that permits Buyers to install their own data line to the Business, provided, that such obligation shall not extend beyond ninety (90) days after the Closing Date without the mutual consent of the Seller Representative and the Buyer Representative, which consent shall not be unreasonably withheld (the “Migration Period”). During the Migration Period, the Buyers shall use reasonable efforts to install their own high speed data service to the Business and the Seller Parties shall cooperate with Buyers regarding the installation of such service by Buyers. Buyers and Seller Parties shall cause their respective personnel to maintain the confidentiality of the other Parties’ proprietary information during the Migration Period. The Seller Parties shall provide the Business with hardware for a voicemail system that is equivalent to the voicemail system currently provided to the Business prior to the end of the Migration Period and Buyers shall cooperate with Seller Parties regarding the installation of such system by Seller Parties.
          (l) Preparation of Preliminary Final Financials. The Buyers shall reasonably cooperate with Sellers in Sellers’ preparation of a preliminary draft of the balance sheet, statements of income, changes in stockholders’ equity, and cash flows of Synovis Interventional and Synovis Caribe for the monthly and quarterly periods ending January 31, 2008 in order to facilitate Sellers’ compliance with its public company quarterly reporting requirements. (the “Preliminary Final Financials”). Buyers agree, to provide or make available at the Lino Lakes facility, all supporting documentation for the Preliminary Final Financials, including working papers and the accounting books and records of the Business, requested on reasonable notice by Sellers as well as accounting staff of Buyers to assist in the preparation of the Preliminary Financial Financials consistent with past practices of Sellers’ in such preparation. Buyers shall permit Synovis Life and its advisors or representatives to make copies of such books, records and working papers. Buyers obligation to reasonably cooperate hereunder shall not (a) render Buyers liable in any way for the contents of the Preliminary Financial Statements or (b) have any impact on the other rights and obligations of the parties hereunder including, but not limited, the preparation and calculation of the Statement of Net Assets.
     7. Obligations at Closing.
          (a) Conditions Precedent to Obligations of Buyers. The obligation of Buyers, or Buyers’ designee(s) pursuant to Section 10(e) hereof, to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyers, in whole or in part, in their sole discretion, to the extent permitted by applicable law):
               (i) Sellers and Synovis Life, as appropriate, shall have delivered, or caused to be delivered, duly executed Bills of Sale, Assignment and Assumption Agreements and such assignments (including Intellectual Property transfer documents) and related documents, in substantially the forms attached hereto as Exhibits A-3, A-4 and A-6, assigning to the Buyers, or Buyers’ designee(s) pursuant to Section 10(e) hereof, to the extent assignable, Sellers’ right, title and interest in and to the Acquired Assets.
               (ii) Sellers shall have delivered, or caused to be delivered, an executed Escrow Agreement.
               (iii) Sellers shall have delivered, or caused to be delivered, such documents as are necessary to terminate and release all Encumbrances in the Acquired Assets, except for the Permitted Encumbrances.
               (iv) Sellers shall have delivered, or caused to be delivered, (a) executed landlord consents and waivers, estoppel certificates, subordination and non-disturbance agreements and notices of lease for all Leased Real Property in reasonable and customary forms, including the form attached hereto as Exhibits A-5; and (b) reasonable and customary real property conveyancing documents (including, without limitation, warranty deeds) for each parcel of Owned Real Property.
               (v) Sellers shall have delivered, or caused to be delivered, payoff letters from creditors of Sellers, together with UCC-3 termination statements with respect to any financing statements filed against the Business or the Acquired Assets, terminating all Encumbrances on any of the Acquired Assets (excluding Permitted Encumbrances and any purchase money security interests and related debt on the applicable Acquired Assets transferred or under leasing arrangements) (the “Payoff Letters”).

               (vi) An opinion of counsel to the Seller Parties in form and substance as set forth in Exhibit G attached hereto, addressed to the Buyers and dated as of the Closing Date.
               (vii) Sellers shall have delivered, or caused to be delivered, an executed Surgical Supply Agreement, the general terms of which will be as set forth in Exhibit H (the “Surgical Supply Agreement”).
               (viii) Sellers shall have delivered, or caused to be delivered, the consents or approvals of any parties required with respect to the Material Contracts and the Licenses and Permits in connection with the transactions contemplated hereby, all as set forth on Schedule 7(a)(viii) attached hereto.
               (ix) Buyers shall have received written notification from the appropriate Governmental Authority that (i) Heraeus Materials Caribe qualifies for a new Puerto Rico Tax Grant, or that the assignment of the Puerto Rico Tax Grant to Heraeus Materials Caribe will be approved; and (ii) that the PRIDCO Lease will be assigned to Heraeus Materials Caribe or a new PRIDCO lease will be issued to Heraeus Materials Caribe, which new PRIDCO lease includes a five (5) year extension option for the tenant commencing in December 2007 on the same terms as the PRIDCO Lease.
               (x) Buyers shall have been able to obtain title insurance commitments committing to insure the parcel of Real Property located at 400 Apollo Drive, Lino Lakes, Minnesota, at standard rates by a national title insurance company of Buyers’ choice (the “Title Company”), free from all Encumbrances, other than Permitted Encumbrances, and encroachments from or on the Real Property except those Encumbrances set forth in the title reports listed on Schedule 3(n)(i), identified on one or more title insurance commitments and not objected to in writing by Buyer, or any Encumbrances created or approved in writing by the Buyers, with such available endorsements as Buyers may reasonably require. The cost of the title policy premium plus the cost of any endorsements shall be paid by the Buyers at the Closing.
               (xi) Intentionally omitted.
               (xii) Prior to the Closing Date, Sellers shall cause a complete physical inventory of the Inventory to be taken jointly by Sellers and Buyers as of the Closing Date. The results of such inventory shall be used to determine the amount of Inventory of the Business on the Closing Date to be included in the Statement of Net Assets pursuant to Exhibit A-7.
               (xiii) Sellers shall have paid the amounts described on Schedule 2(k).
               (xiv) Sellers shall have complied with the provisions, if any, of any bulk sales or transfer laws in the State of Minnesota and the Commonwealth of Puerto Rico.
               (xv) The Title Company shall have agreed in writing that all conditions to the issuance of a title insurance policy required to be satisfied by Sellers have been satisfied.

               (xvi) Certificates of a recent date, issued by the applicable Secretary of State or other similar authority of the legal existence and good standing of the Sellers, or the qualification to do business, as the case may be, in each jurisdiction in which the Sellers are qualified to do business;
               (xvii) A certificate of the Secretary of each of the Seller Parties, in each case, certifying as to (i) the names of the officers of such Seller Party authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by such Seller Party, or any of its officers, together with the true signatures of such officers, and (ii) the accuracy of resolutions adopted by such Seller Party in connection with the transactions contemplated hereby and that such resolutions are in full force and effect as of the Closing Date;
               (xviii) A certificate of the President of each of the Seller Parties to the effect that (1) each of the representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing with the same effect as if made on and as of the Closing; provided, that (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded and (C) any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date and (2) each of the Seller Parties has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement;
               (xix) All Real Property rents and expenses (including, without limitation, operating expenses and utility charges) will be prorated on a monthly basis as of the Closing;
               (xx) Since the Effective Date, there shall not have been any event, fact, circumstance or change that has had or result in, a Seller Material Adverse Effect; and
               (xxi) Such other supporting documents and certificates as Buyers may reasonably request and as may be required pursuant to this Agreement.
          (b) Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Parties, in whole or in part, in their sole discretion to the extent permitted by applicable law):
               (i) Buyers, or Buyers’ designee(s) pursuant to Section 10(e) hereof, shall have delivered, or caused to be delivered, the Purchase Price as specified in Section 2(c) above;
               (ii) Buyers shall have delivered, or caused to be delivered, an executed Escrow Agreement;

               (iii) Buyers shall have delivered, or caused to be delivered, an executed Surgical Supply Agreement; and
               (iv) A certificate of the Secretary of each Buyer certifying as to (i) the names of the officers of such Buyer authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by such Buyer, or any of its officers, together with the true signatures of such officers, and (ii) the accuracy of resolutions adopted by such Buyer in connection with the transactions contemplated hereby and that such resolutions are in full force and effect as of the Closing Date;
               (v) A certificate of the President of each Buyer to the effect that (1) each of the representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing with the same effect as if made on and as of the Closing; provided, that (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded and (B) any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date and (2) each of the Buyers has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement;
               (vi) All Real Property rents and expenses (including, without limitation, operating expenses and utility charges) will be prorated on a monthly basis as of the Closing; and
               (vii) Such other supporting documents and certificates as the Sellers may reasonably request and as may be required pursuant to this Agreement.
          (c) Conditions Precedent to Obligations of All Parties. No law, investigation, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect or threatened by any Person that would have the effect of (i) enjoining, restraining, preventing, or prohibiting consummation of the Asset Purchase, or making the consummation of the Asset Purchase illegal, or imposing damages on any Party as a result of consummating the Asset Purchase or (ii) otherwise preventing the consummation of the Asset Purchase or (iii) imposing limitations on the Asset Purchase and/or the ability of any Party to perform its obligations hereunder or operate the Business after the Closing.
     8. Remedies for Breach of This Agreement.
          (a) Survival of Representations and Warranties. The representations and warranties of Seller Parties and Buyers made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing, provided that in no event shall any Party be entitled to seek indemnification in respect of any breach of any representation or warranty made herein pursuant to this Section 8 unless the Party seeking indemnification has made a written claim therefor to either the Buyer Representative or the Seller Representative, as appropriate, pursuant to Section 10(h) below on or prior to the date that is eighteen (18) months from the Closing Date (the “Survival Period”). Notwithstanding the preceding sentence, (i) the representations and warranties contained in each of Section 3(m)(Tax Matters) and Section 3(w)(Employee Benefit Matters) shall survive for the applicable statute of limitations and (ii) the representations and warranties contained in each of Section 3(o)(Intellectual Property) and Section 3(x)(Environmental Matters) shall survive for five (5) years from the Closing Date; provided, however, that, notwithstanding the foregoing, claims for indemnification pursuant to this Section 8 for (w) breaches of Section 3(a) or 4(a), (x) breaches of any representations and warranties arising from fraud or intentional misrepresentation and (y) liability of Sellers for Retained Liabilities, liability of Buyers for Assumed Liabilities and (z) breaches of any of Seller Parties’ covenants or any of Buyers’ covenants herein shall survive indefinitely.
          (b) Indemnification Provisions for Benefit of the Buyers.
               (i) Provided that the Buyer Representative makes a written claim for indemnification against the Sellers to the Seller Representative pursuant to Section 10(h) below within the applicable period set forth in Section 8(a) above, then the Seller Parties agree, jointly and severally, to indemnify the Buyers from and against any Adverse Consequences the Buyers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by, without duplication (A) the breach of any of the representations, warranties, covenants or agreements made by Sellers in this Agreement; (B) any Retained Liability; and (C) any brokerage, finder’s or other similar fees or expenses payable by Sellers or their Affiliates to any broker, finder, investment bank or similar agent in connection with the transactions contemplated by this Agreement. Subject to the limitations set forth in Section 8(g) hereof, Buyers shall be entitled to recover any Adverse Consequences for which Sellers are obligated to indemnify under this Section 8(b), (x) first, from the Escrow Agent (out of the Escrow Amount), an amount equal to any Adverse Consequences any such Buyer may suffer hereunder and (ii) second, if and only to the extent that the Escrow Amount is not sufficient to cover such Adverse Consequences, from the Seller Parties.
               (ii) The Seller Parties shall be obligated to indemnify the Buyers under Section 8(b)(i) only for those claims giving rise to Adverse Consequences as to which the Buyer Representative has given the Seller Representative written notice prior to the end of the applicable Survival Period set forth in Section 8(a), if any. Any written notice delivered by the Buyer Representative to the Seller Representative with respect to Adverse Consequences shall set forth with reasonable specificity the basis of the claim for Adverse Consequences if reasonably determinable at such time and the amount of Adverse Consequences claimed. Subject to the procedures with respect to Third Party Claims under Section 8(d) hereof, if such written notice (or an amended notice) states the amount of Adverse Consequences claimed and the Seller Representative notifies the Buyer Representative that it does not dispute the claim described in such notice or fails to notify the Buyer Representative within forty five (45) business days after delivery of such notice by the Buyer Representative whether the Seller Representative disputes the claim described in such notice, Adverse Consequences in the amount specified in such notice will be admitted by the Seller Parties, and the Seller Parties shall be responsible for the payment of such Adverse Consequences to the Buyer(s). If the Seller Representative has timely disputed the Seller Parties’ liability with respect to such claim by delivery of notice in accordance with this Section 8(b)(ii), the Buyer Representative and the Seller Representative will proceed in good faith to negotiate a resolution of such dispute. Any written notice delivered by the Seller Representative to the Buyer Representative for purposes of disputing a claim for Adverse Consequences shall provide in reasonable detail the basis for any objection to the matters set forth in Buyer’s notice and the portion of the claim (if less than all) which is the subject of the dispute notice.
               (iii) Subject to the limitations set forth in Section 8(g) and Buyers’ obligation to first seek recovery for Adverse Consequences from the Escrow Amount in accordance with Section 8(b)(i), the Seller Parties will pay the amount of any Adverse Consequences to the Buyers within ten (10) days following the date on which the Seller Parties’ liability for and the amount of such Adverse Consequences is determined. The Seller Parties hereby acknowledge and agree that, subject to the limitations set forth in Section 8(g), any undisputed amount of such Adverse Consequences that are not recovered from the Escrow Amount shall be payable by them.
          (c) Indemnification Provisions for the benefit of the Sellers.
               (i) Provided that the Seller Representative makes a written claim for indemnification against the Buyers to the Buyer Representative pursuant to Section 10(h) below within the applicable period set forth in Section 8(a) above, then the Buyers agrees to indemnify the Sellers from and against any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by, without duplication (A) the breach of any of the representations, warranties, covenants or agreements made by Buyers in this Agreement; (B) any Assumed Liability; (C) any Acquired Asset; (D) Buyers’ operation of the Business after the Closing Date; and (E) any brokerage, finder’s or other similar fees or expenses payable by Buyers or their Affiliates to any broker, finder, investment bank or similar agent in connection with the transactions contemplated by this Agreement.
               (ii) Buyers shall be obligated to indemnify the Seller Parties under Section 8(c)(i) only for those claims giving rise to Adverse Consequences as to which the Seller Representative has given the Buyer Representative written notice prior to the end of the applicable survival period set forth in Section 8(a). Any written notice delivered by the Seller Representative to the Buyer Representative with respect to Adverse Consequences shall set forth with reasonable specificity the basis of the claim for Adverse Consequences if reasonably determinable at such time and the amount of Adverse Consequences claimed. Subject to the procedures with respect to Third Party Claims under Section 8(d), if such written notice (or an amended notice) states the amount of Adverse Consequences claimed and the Buyer Representative notifies the Seller Representative that it does not dispute the claim described in such notice or fails to notify the Seller Representative within forty five (45) business days after delivery of such notice by the Seller Representative whether the Buyer Representative disputes the claim described in such notice, Adverse Consequences in the amount specified in such notice will be admitted by Buyers, and Buyers shall be responsible for the payment of such Adverse Consequences to the Seller Parties. If the Buyer Representative has timely disputed Buyers’ liability with respect to such claim by delivery of notice in accordance with this Section 8(c), the Buyer Representative and the Seller Representative will proceed in good faith to negotiate a resolution of such dispute. Any written notice delivered by the Buyer Representative to the Seller Representative for purposes of disputing a claim for Adverse Consequences shall provide in reasonable detail the basis for any objection to the matters set forth in Buyer’s notice and the portion of the claim (if less than all) which is the subject of the dispute notice.
               (iii) Subject to the limitations set forth in Section 8(g), Buyers will pay the amount of any Adverse Consequences to the Seller Parties within ten (10) days following the date on which Buyers’ liability for and the amount of such Adverse Consequences is determined.
          (d) Matters Involving Third Parties.
               (i) If any third party shall notify any party(ies) to this Agreement (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other party(ies) to this Agreement (the “Indemnifying Party”) under this Section 8, then the Indemnified Party’s representative shall promptly notify the Indemnifying Party’s representative thereof in writing; provided, however, that no delay on the part of the Indemnified Party’s representative in notifying the Indemnifying Party’s representative shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.
               (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume the defense of the Third Party Claim (but in all events, at least five Business Days prior to the date that an answer to such Third Party Claim is due to be filed); provided that the assumption of such defense will not be deemed a waiver of the Indemnifying Party’s right to contest it’s obligation to provide any indemnity hereunder, and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) (unless the claimant provides to the Indemnified Party an unqualified release from all liability in respect of the Third Party Claim and any such settlement contains no provisions that will have materially impacted the Business).
               (iv) In the event either of the conditions in Section 8(d)(ii) above is or becomes unsatisfied or the Indemnifying Party does not seek to defend the Third Party Claim, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.
          (e) Determination of Adverse Consequences. In determining Adverse Consequences for purposes of this Section 8:
               (i) the parties shall take into account the time cost of money, assuming a discount rate equal to ten percent (10%) per annum; and
               (ii) the amount of any losses for which indemnification is provided shall be net of any “tax benefits” (i.e., the amount by which the Tax liability of the Party (or group including the Party) is actually reduced, including by deduction, entitlement to refund, credit or otherwise) and amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such losses (net of any Tax or expenses incurred in connection with such recovery).
          (f) Adjustment to Purchase Price. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.
          (g) Limitations on Indemnification.
               (i) Baskets. Notwithstanding anything to the contrary in this Agreement, neither the Seller Parties nor the Buyers shall be liable (for indemnification or otherwise) with respect to the matters described herein unless the aggregate amount of claims shall collectively exceed a total of $217,000, (the “Basket Amount”) and then only for the amount by which such claims exceed the Basket Amount. However, the Basket Amount shall not apply to claims based upon (A) any intentional misrepresentation or willful breach of any matter contained herein or fraud; (B) breaches of the representations and warranties contained in Section 3(a) or 4(a)(Organization, Qualification, and Corporate Power), Section 3(o)(Intellectual Property) and Section 3(x)(Environmental Matters) or (C) any indemnification by Sellers for Retained Liability, any indemnification by Buyers for Assumed Liabilities, or breaches of any of Seller Parties’ covenants or Buyers’ covenants herein. Neither the Seller Parties nor the Buyer shall be liable (for indemnification or otherwise) for any claim in an amount less than $10,000, provided, that when any such claim is based upon (A) any intentional misrepresentation or willful breach of any matter contained herein or fraud (B) breaches of the representations and warranties contained in Section 3(o)(Intellectual Property) or Section 3(x)(Environmental Matters) or (C) any Retained Liability, Assumed Liability or breaches of any of Seller Parties’ covenants or Buyers’ covenants herein and exceeds $10,000, the Seller Parties or the Buyers, as the case may be, shall, subject to the limitations in this Section 8(g) and the other provisions of this Agreement, be liable for the entire amount of such claim without regard to any deductible or threshold amount.
               (ii) Cap. Notwithstanding Section 8(g)(i), the maximum liability under the indemnity section that may be imposed upon the Seller Parties or the Buyers with respect to breaches of representations and warranties shall be $2,950,000 (the “Cap”). However, the Cap shall not apply to claims based upon (A) any intentional misrepresentation or willful breach of any matter contained herein or fraud; (B) breaches of the representations and warranties contained in Section 3(a) or 4(a)(Organization, Qualification, and Corporate Power), Section 3(o)(Intellectual Property), and Section 3(x)(Environmental Matters); or (C) any Retained Liability or any Assumed Liability or breaches of any of Seller Parties or any of Buyers’ covenants herein. With respect to breaches of the representations and warranties contained in Section 3(o)(Intellectual Property) and Section 3(x)(Environmental Matters), the maximum liability under the indemnity section that may be imposed upon the Seller Parties in the aggregate shall be $8,500,000.
          (h) Sole Remedy. The Parties agree that, except as set forth in Section 10(o) or with respect to claims for fraud, the sole and exclusive remedy of any Party to this Agreement or their respective affiliates with respect to this Agreement or any certificate or instrument delivered pursuant hereto, the events giving rise to this Agreement and the transactions contemplated by this Agreement, shall be limited to the indemnification provisions set forth in this Section 8, and all other rights and remedies in respect of such a breach or breaches (excluding any act or omission which constitutes fraud by any of the Parties hereto) by any such Party are hereby expressly forever waived. Each Party hereby covenants not to sue or seek indemnification from any other party in connection with any other such rights and remedies.
          (i) No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or to the extent taken into account in determining any adjustment to the Purchase Price under Section 8(f).
     9. Termination.
          (a) Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:
               (i) by mutual written consent of the Seller Representative and the Buyer Representative;
               (ii) by the Seller Representative or the Buyer Representative if the Closing shall not have occurred by January 31, 2008 (the “Outside Date”), however, if the Closing has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7(a)(ix) and all other conditions set forth in Section 7 have been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to the last day of the month in which such conditions are met (which shall then be the “Outside Date”); provided, that a party will not be entitled to terminate this Agreement pursuant to this Section 9(a)(ii) if such party’s breach of its obligations under this Agreement has prevented the Closing from occurring and provided, further that the Outside Date shall in no case be later than March 31, 2008;
               (iii) by Buyers, if

                    (1) any Seller Party has breached any (A) covenant or agreement contained in this Agreement in any material respect, or (B) representation or warranty of Seller Parties contained in this Agreement in any material respect; provided, that, in the event of a breach of a representation, warranty or covenant that is capable of being cured, notice of the breach of such covenant has been delivered by the non-breaching party and the breaching party does not cure such breach by the earlier to occur of the tenth (10th) business day after receipt of such notice or the date provided in Section 9(a)(ii);
                    (2) any of the conditions set forth in Section 7(a) have become impossible to satisfy;
               (iv) by Sellers, if
                    (1) any Buyer has breached any (A) covenant or agreement contained in this Agreement in any material respect, or (B) representation or warranty contained in this Agreement in any material respect; provided, that, in the event of a breach of a representation, warranty or covenant that is capable of being cured, notice of the breach of such covenant has been delivered by the non-breaching party and the breaching party does not cure such breach by the earlier to occur of the tenth (10th) business day after receipt of such notice or the date provided in Section 9(a)(ii); or
                    (2) any of the conditions set forth in Section 7(b) have become impossible to satisfy.
          (b) Procedure for and Effect of Termination. In the event of termination of this Agreement by the parties under Section 9(a) of this Agreement, other than the terms of Sections 9, 10(b), 10(i) and 10(p) of this Agreement, which shall survive any such termination, this Agreement shall become null and void and of no further effect, except that each party shall be liable for any fraud or willful misrepresentation or material breach of any representation or warranty or any covenant included in this Agreement prior to such termination.
     10. Miscellaneous.
          (a) Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Asset Purchase shall be paid by the party incurring such expenses.
          (b) Press Releases and Public Announcements. Prior to the Closing, (i) the Buyer Representative and the Seller Representative shall consult with each other before either the Buyers or the Seller Parties issue any press release or other public statement with respect to the Asset Purchase or this Agreement and (ii) the Buyers and the Seller Parties shall not issue any such press release or make any such public statement without the prior consent of the representative of the other parties, which shall not be unreasonably withheld; provided, however, that any Party hereto may make any disclosure or announcement which such Party, in the opinion of its legal counsel, is obligated to make by laws or the rules of any securities exchange; in such case, the Party desiring to issue the press releases or make the public announcement shall consult with the other party hereto prior to issuing the press releases or making such public announcement or announcement and use their commercially reasonable efforts to agree upon a mutually satisfactory text in any press release or public announcement.

          (c) No Third-Party Beneficiaries. Notwithstanding Section 6(h) or any other Section of this Agreement, this Agreement is solely for the benefit of the Seller Parties and their successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.
          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (A) the Buyers may (i) assign any or all of their rights and interests hereunder to one or more of their Affiliates and (ii) designate one or more of their Affiliates to (1) perform their obligations hereunder (in any or all of which cases the Buyers nonetheless shall remain responsible for the performance of all of their obligations hereunder) or (2) receive specific assets to be acquired hereunder; provided, further, that Buyers remain responsible for the performance of all of their obligations under this Agreement, and (B) either Buyers or Seller Parties may assign any or all of their rights and interests hereunder to a successor entity that purchases such Party’s business, provided, that such successor entity agrees to assume all obligations under this Agreement of the Party selling its business.
          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers and/or	Synovis Life Technologies, Inc.
Synovis Life:	2575 University Avenue West
St. Paul, MN 55114-1024
Fax: (651) 642-9018
Attn: Chief Executive Officer

Copy to:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Fax: (612) 340-8738
Attn: Timothy S. Hearn

If to the Buyers:	Heraeus Vadnais, Inc.
1375 Willow Lake Boulevard
St. Paul, MN 55110
Fax: (651) 254-2611
Attn: President

Copy to:	McDermott Will & Emery LLP
28 State Street
Boston, MA 02109
Fax: (617) 535-3800
Attn: Christopher Donovan
     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
          (m) Disclosure Schedule; Representations.
               (i) Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Sellers may, at their option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement or representation that such items are material. Information disclosed in the Disclosure Schedule shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section so long as it is reasonably clear from the context of the disclosure that it should or could qualify other representations and warranties, including but not limited to, the use of cross-references to other schedules.
               (ii) The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
          (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
          (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.
          (p) Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any United States District Court or state district court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States District Court or state district court sitting in the State of Delaware. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.
          (q) Waiver of Jury Trial. EACH OF THE BUYERS, THE SELLERS AND THE SELLER REPRESENTATIVE AND BUYER REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF BUYERS, SELLERS OR THE SELLER REPRESENTATIVE OR BUYER REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
          (r) Non-Recourse. With the exception of Liabilities for fraud and intentional misrepresentation and the Liabilities and obligations of Synovis Life set forth in this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative (including the Seller Representative) of Sellers or their Affiliates or Synovis Life shall have any liability for any obligations or liabilities of Sellers under this Agreement or any agreement contemplated hereby of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. With the exception of Liabilities for fraud and intentional misrepresentation and the Liabilities and obligations of the Buyers, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative (including the Buyer Representative) of Buyers or their Affiliates shall have any liability for any obligations or liabilities of Buyers under this Agreement or any agreement contemplated hereby of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     11. Provisions Relating to the Seller Parties and the Buyers. Notwithstanding any other provision of this Agreement:
          (a) The Seller Parties shall from time to time designate one person (the “Seller Representative”) to represent the interests of the Seller Parties and their respective assignees under this Agreement. The initial Seller Representative shall be the Chief Executive Officer of Synovis Life. A different Seller Representative may be designated by the Seller Parties and their respective assignees from time to time by giving written notice of such designation to the Buyer Representative as set forth in Section 10(h). All actions taken by the Seller Representative on behalf of the Sellers and their respective assignees shall be binding upon, and shall be treated as the actions of, the Seller Parties and their respective assignees.

          (b) All amounts payable to the Seller Parties under this Agreement shall be paid to such persons, and in such proportions, as the Seller Representative may from time to time direct in written instructions.
          (c) The Buyers shall from time to time designate one person (the “Buyer Representative”) to represent the interests of the Buyers and their respective assignees under this Agreement. The initial Buyer Representative shall be the President of Heraeus Vadnais. A different Buyer Representative may be designated by the Buyers and their respective assignees from time to time by giving written notice of such designation to the Seller Representative as set forth in Section 10(h). All actions taken by the Buyer Representative on behalf of the Buyers and their respective assignees shall be binding upon, and shall be treated as the actions of, the Buyers and their respective assignees.
          (d) All amounts payable to the Buyers under this Agreement shall be paid to such persons, and in such proportions, as the Buyer Representative may from time to time direct in written instructions.
* * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYERS: HERAEUS VADNAIS, INC.
By:	/s/ Mark Kempf
	Name:	Mark Kempf
	Title:	President

HERAEUS MATERIALS CARIBE, INC.
By:	/s/ Mark Kempf
	Name:	Mark Kempf
	Title:	President

HERAEUS MATERIALS S.A.
By:	/s/ Dr. Roland Gerner
	Name:	Dr. Roland Gerner
	Title:	President

By:	/s/ Dr. Nicolas Guggenheim
	Name:	Dr. Nicolas Guggenheim
	Title:	Delegate

SELLERS: SYNOVIS INTERVENTIONAL SOLUTIONS, INC.
By:	/s/ Richard W. Kramp
	Name:	Richard W. Kramp
	Title:	President and CEO

SYNOVIS CARIBE, INC.
By:	/s/ Richard W. Kramp
	Name:	Richard W. Kramp
	Title:	President and CEO

SYNOVIS LIFE: SYNOVIS LIFE TECHNOLOGIES, INC.
By:	/s/ Richard W. Kramp
	Name:	Richard W. Kramp
	Title:	President and CEO